EXHIBIT 10.1
CONFORMED COPY

3,500,000,000

FIVE YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT

Dated as of November 22, 2004

among

CENDANT CORPORATION,
as Borrower

THE LENDERS REFERRED TO HEREIN,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent

and

THE BANK OF NOVA SCOTIA,

BARCLAYS BANK PLC,

CALYON NEW YORK BRANCH

and

CITIBANK, N.A.,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC. and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SCHEDULES
2.1	Commitments
2.25	Existing Letters of Credit
EXHIBITS
A-1	Form of Revolving Credit Note
A-2	Form of Competitive Note
B-1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
B-2	Form of Cendant In-House Opinion
C	Form of Assignment and Acceptance
D	Form of Officer’s Certificate
E-1	Form of Competitive Bid Request
E-2	Form of Competitive Bid Invitation
E-3	Form of Competitive Bid
E-4	Form of Competitive Bid Accept/Reject Letter
F	Form of Revolving Credit Borrowing Request
G	Form of Joinder Agreement
H	Form of New Lender Supplement
I	Form of Commitment Increase Supplement

FIVE YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT (the “Agreement”) dated as of November 22, 2004, among CENDANT CORPORATION, a Delaware corporation (the “Borrower”), the lenders referred to herein (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (the “Syndication Agent”), THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC, CALYON NEW YORK BRANCH and CITIBANK N.A., as co-documentation agents (the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”; together with the Syndication Agent and the Co-Documentation Agents, the “Agents”) for the Lenders.

INTRODUCTORY STATEMENT

The Borrower has requested that the Lenders establish a $3,500,000,000 committed revolving credit facility pursuant to which Revolving Credit Loans may be made to, and Letters of Credit issued for the account of, the Borrower and each Subsidiary Borrower from time to time party hereto (of which not more than the amounts described herein at any time shall consist of Letters of Credit).

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as agent for the Lenders, and each Lender is willing to make Loans to the Borrower and each Subsidiary Borrower and to participate in Letters of Credit.

Accordingly, the parties hereto hereby agree as follows:

1.	DEFINITIONS

For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:

“Act” shall have the meaning assigned to such term in Section 10.16.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

“AESOP Financing Program” shall mean the transactions contemplated by that certain Second Amended and Restated Base Indenture, dated as of June 3, 2004, between Cendant Rental Car Funding (AESOP) LLC (formally known as AESOP Funding II L.L.C.), as issuer and The Bank of New York, as trustee, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith, and any successor program.

“AESOP Indebtedness” shall mean any Indebtedness incurred pursuant to the AESOP Financing Program.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect for such day and (b) the Federal Funds Effective Rate in effect for such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.

“Applicable Law” shall mean, with respect to any Person, all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all binding orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or is subject.

“Asset Financing Transaction” shall mean a transaction or series of transactions pursuant to which the Borrower or any other Person (i) issues Indebtedness secured by, payable from or representing beneficial interests in Eligible Assets for which neither the Borrower nor any of its Material Subsidiaries (other than any Securitization Entity) is liable in any way other than pursuant to Standard Securitization Undertakings (unless such liability of the Borrower or such Material Subsidiary is otherwise permitted to be incurred hereunder by the Borrower or such Material Subsidiary) or (ii) transfers or grants a security interest in Eligible Assets to any Person that finances the acquisition of such Eligible Assets through the issuance of securities or the incurrence of Indebtedness or issues obligations secured by such Eligible Assets.

“Assignment and Acceptance” shall mean an agreement in the form of Exhibit C hereto, executed by the assignor, assignee and the other parties as contemplated thereby.

“Australian Dollars” or “A$” shall mean lawful money of Australia.

“Basis Point” shall mean 1/100th of 1%.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrowing” shall mean a group of Loans of a single Interest Rate Type made by the Lenders (or in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.4) on a single date and as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with (x) a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits or deposits in any Optional Currency, as applicable, on the London Interbank market and (y) a Local Competitive Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the relevant jurisdiction.

“Calculation Time” shall have the meaning assigned to such term in Section 2.24(a).

“Canadian Dollars” or “C$” shall mean lawful money of Canada.

“Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” shall mean a collateral account established with the Administrative Agent, in the name of the Administrative Agent and under its sole dominion and control, into which the Borrower or any Subsidiary Borrower shall from time to time deposit Dollars, or Cash equivalents, in the case of any such deposit made pursuant to Section 2.25(g), pursuant to the express provisions of this Agreement requiring such deposit.

“Cash Equivalents” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of twelve months from the date of acquisition, (ii) commercial paper maturing not in excess of twelve months from the date of acquisition and rated “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (iii) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (ii) above: (a) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (b) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (i) above, (iv) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. §270.2A-7 (April 1, 2004), and (v) municipal securities: (a) for which the pricing period in effect is not more than twelve months long and (b) rated at least “P-1” by Moody’s or “A-1” by S&P.

“Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

“Closing Date” shall mean the date on which the conditions precedent to the effectiveness of this Agreement as set forth in Section 4.1 have been satisfied or waived, which shall in no event be later than November 30, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender as set forth (i) on Schedule 2.1 hereto and/or (ii) any applicable Assignment and Acceptance to which it may be a party, as the case may be, as such Lender’s Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.13 or Section 7. The Commitments shall automatically and permanently terminate on the earlier of (a) the Maturity Date or (b) the date of termination in whole pursuant to Section 2.13 or Section 7.

“Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.13(d).

“Commitment Percentage” shall mean, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitment or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans and pro rata share of L/C Exposure then outstanding constitutes of the aggregate principal amount of the Loans and L/C Exposure then outstanding.

“Commitment Utilization Percentage” shall mean on any day the percentage equivalent of a fraction (a) the numerator of which is the sum of (i) the aggregate Dollar Equivalent outstanding principal amount of the Revolving Credit Loans and Letters of Credit and the aggregate Dollar Equivalent outstanding principal amount of the Competitive Loans and Competitive Letters of Credit and (b) the denominator of which is the Total Commitment (or, on any day after termination of the Commitments, the Total Commitment in effect immediately preceding such termination).

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.4 or issue a Competitive Letter of Credit pursuant to Section 2.5, as applicable, in the form of Exhibit E-3.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower or any Subsidiary Borrower pursuant to Section 2.4(d) or 2.5(d), as applicable, in the form of Exhibit E-4.

“Competitive Bid Commission” shall mean as to any Competitive Bid for a Competitive Letter of Credit the fixed letter of credit commission (expressed as a percentage rate per annum in the form of a decimal to four places) offered by the Lender making such Competitive Bid as specified in the Competitive Bid relating to such Competitive Letter of Credit.

“Competitive Bid Rate” shall mean (i) as to any Competitive Bid for a Competitive Loan made by a Lender pursuant to Section 2.4(b), (a) in the case of a LIBOR Loan, the Margin and (b) in the case of a Fixed Rate Competitive Loan, the fixed rate of interest offered by the Lender making such Competitive Bid and (ii) as to any Competitive Bid for a Competitive Letter of Credit made by a Lender pursuant to Section 2.5(b), the Competitive Bid Commission.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.4 or Section 2.5, as applicable, in the form of Exhibit E-1.

“Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower or any Subsidiary Borrower under the bidding procedure described in Section 2.4.

“Competitive L/C Exposure” shall mean, at any time, L/C Exposure attributable to Competitive Letters of Credit.

“Competitive Letter of Credit” shall mean a letter of credit issued by a Lender for the account of the Borrower or any Subsidiary Borrower pursuant to the bidding procedure described in Section 2.5.

“Competitive Loan” shall mean a Loan from a Lender to the Borrower or any Subsidiary Borrower pursuant to the bidding procedure described in Section 2.4. Each Competitive Loan shall be a LIBOR Competitive Loan or a Fixed Rate Competitive Loan.

“Competitive Note” shall have the meaning assigned to such term in Section 2.9.

“Confidential Information” shall mean information concerning the Borrower, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, which is furnished to any Lender by the Borrower or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by such Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.

“Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense (excluding any such expense attributable to depreciation of Related Eligible Assets), (iv) Consolidated Interest Expense, (v) amortization expense, (vi) other non-cash items reducing Consolidated Net Income (and increasing EBITDA), minus (plus) (vii) any non-recurring gains (losses) on business unit dispositions outside the ordinary course of business if such gains (losses) are included in Consolidated Net Income) minus (viii) any cash expenditures during such period to the extent such cash expenditures (x) did not reduce Consolidated Net Income for such period and (y) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods, all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP. Notwithstanding the foregoing, in calculating Consolidated EBITDA pro forma effect shall be given to each acquisition of a Subsidiary or any entity acquired in a merger, where the purchase price exceeds $150,000,000 in any relevant period for which the covenant set forth in Section 6.6 is being calculated as if such acquisition had been made on the first day of such period.

“Consolidated Interest Expense” shall mean for any period for which such amount is being determined, total interest expense paid or payable in cash (including that properly attributable to Capital Leases in accordance with GAAP but excluding in any event (x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs) of the Borrower and its Consolidated Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under Interest Rate Protection Agreements minus, without duplication, any interest income of the Borrower and its Consolidated

Subsidiaries on a consolidated basis during such period (other than interest income earned on any Related Eligible Assets). Notwithstanding the foregoing, interest expense on any Securitization Indebtedness, AESOP Indebtedness or Other Excluded Indebtedness shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (loss) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses.

“Consolidated Net Worth” shall mean, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date. Consolidated Net Worth shall include the Borrower’s equity interest in PHH until such time as PHH is no longer a Subsidiary of the Borrower.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean (i) the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis using GAAP principles of consolidation, which is, at the dates as of which Consolidated Total Indebtedness is to be determined, includable as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, plus (ii) without duplication of any items included in Indebtedness pursuant to the foregoing clause (i), Indebtedness of others which the Borrower or any of its Consolidated Subsidiaries has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; provided that, for purposes of this definition, Indebtedness shall not include (x) Securitization Indebtedness, AESOP Indebtedness or Other Excluded Indebtedness or (y) obligations incurred under any derivatives transaction entered into in the ordinary course of business pursuant to hedging programs. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.

“Currency” shall mean Dollars or any Optional Currency.

“Debt to Capitalization Ratio” shall mean at any time the ratio of (x) Consolidated Total Indebtedness to (y) the sum of (i) Consolidated Total Indebtedness plus (ii) Consolidated Net Worth.

“Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender which fails to make any Loan or issue any Letter of Credit required to made or issued by it in accordance with the terms and conditions of this Agreement.

“Disclosed Matters” shall mean public filings with the Securities and Exchange Commission made by the Borrower or any of its Subsidiaries on Form S-4, Form 8-K, Form 10-Q or Form 10-K, as filed on or prior to the Closing Date.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower or any Subsidiary Borrower delivers a Borrowing Request for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic LIBOR Competitive Loan” shall mean any LIBOR Competitive Loan made to the Borrower or any Subsidiary Borrower in the United States.

“Domestic Fixed Rate Competitive Loan” shall mean any Fixed Rate Competitive Loan made to the Borrower or any Subsidiary Borrower in the United States.

“Domestic Subsidiary Borrower” shall mean any Subsidiary Borrower organized under the laws of the United States or any political subdivision thereof.

“Eligible Assets” shall mean any of the following and any proceeds thereof: (x) assets (and interests in assets) that are of the type described as “assets under management and mortgage programs” in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries, dated December 31, 2003, which shall include, without limitation, vehicles, vehicle leases, fleet maintenance contracts, fleet management contracts, other service contracts, mortgage loans, real estate owned as a result of ownership of mortgage loans, timeshare loans, timeshare properties, vacation rental assets, relocation advances and relocation properties, receivables generated by any of the foregoing, and mortgage and other asset servicing rights, and (y) equity interests or other securities issued by any Subsidiary or other Person issuing securities or incurring Indebtedness secured by, payable from or representing beneficial interests in, or holding title or ownership interests in, assets of the type described in clause (x) above or interests in such assets.

“EMU Legislation” shall mean the legislative measures of the European Council (including without limitation the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Law” shall mean all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

“Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “€” shall mean the single currency of Participating Member States introduced in accordance with the provisions of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

“Event of Default” shall have the meaning given such term in Section 7 hereof.

“Excess Cash” shall mean all cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $25,000,000.

“Excess Utilization Day” shall mean each day on which the Commitment Utilization Percentage exceeds 50%.

“Exchange Rate” shall mean, with respect to any Optional Currency on a particular date, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such date on the applicable Reuters currency page with respect to such Optional Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Optional Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 A.M., London time, at such date for the purchase of Dollars with such Optional Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” shall mean, with respect to any Lender, or any other recipient of payment to be made by or on account of any obligation of the Borrower or any Subsidiary Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business or in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Subsidiary Borrower is located, (c) any withholding tax that is imposed on amounts payable to such Lender in Dollars, or any other recipient of any payment to be made by or on account of any obligation denominated in Dollars of the Borrower or any Domestic Subsidiary Borrower hereunder, at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Domestic Subsidiary Borrower with respect to such withholding tax pursuant to Section 2.22(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.22(e), and (e) any Taxes imposed as a result of such Lender’s gross negligence or willful misconduct.

“Existing Credit Agreement” shall have the meaning assigned to such term in Section 4.1(h).

“Existing Issuing Lender” shall mean any issuer of an Existing Letter of Credit.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule 2.25 hereto.

“Extension of Credit” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Facility Fee” shall have the meaning given such term in Section 2.8 hereof.

“Fitch” shall mean Fitch Investors Service, Inc. and any successor thereto.

“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Competitive Loans.

“Fixed Rate Competitive Loan” shall mean a Competitive Loan (either a Domestic Fixed Rate Competitive Loan or a Local Fixed Rate Competitive Loan) bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

“Fundamental Documents” shall mean this Agreement, any Notes and any Compliance Certificate which is required to be executed by the Borrower or any Subsidiary Borrower pursuant to Section 5.1(c) and delivered to the Administrative Agent in connection with this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign.

“Granting Lender” shall have the meaning assigned to such term in Section 10.3(k).

“Guaranty” shall mean the guaranty of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Section 9.

“Guaranty Obligation” shall mean any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the amount of any Guaranty Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty Obligation would have recourse. Notwithstanding the foregoing definition, the term “Guaranty Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting account payables arising in the ordinary course and payable within 180 days); (ii) indebtedness of others of the type described in clause (i), (iii), (iv) or (v) of this definition of Indebtedness, which such Person has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (but only to the extent of the fair market value of such assets); (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than account payables arising in the ordinary course and payable within 180 days); or (v) obligations of such Person under Capital Leases.

“Indemnified Party” shall have the meaning assigned to such term in Section 10.5.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Interest Coverage Ratio” shall mean, for each period for which it is to be determined, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.

“Interest Payment Date” shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration or a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration or 90 days’ duration, as the case may be, been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day or if the date of the LIBOR Borrowing is the last day of any month, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender’s approval, 9 or 12 months thereafter, as the Borrower or any applicable Subsidiary Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.7 or is prepaid in accordance with Section 2.14 and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Competitive Loans comprising such Borrowing were extended, which shall not be earlier than one day after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period may be selected which would extend beyond the Maturity Date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include LIBOR, the Alternate Base Rate and the Fixed Rate.

“issuance” shall mean with respect to any Letter of Credit, the issuance, amendment, renewal or extension of such Letter of Credit, provided that the reinstatement of any Letter of Credit shall not constitute an issuance of such Letter of Credit.

“Issuing Lender” shall mean (i) in the case of Letters of Credit, JPMorgan Chase Bank or its Affiliates, any Existing Issuing Lender with respect to any Existing Letter(s) of Credit issued by it and any other Letter of Credit which the Borrower or any Subsidiary Borrower has requested such Existing Issuing Lender to issue (and such Existing Issuing Lender (other than JPMorgan Chase Bank or its Affiliates, in its capacity as Issuing Lender hereunder) has agreed in its sole discretion to issue) hereunder, and/or such other of the Lenders as may be designated in writing by the Borrower or any Subsidiary Borrower and which agree in writing to act as such in accordance with the terms hereof and (ii) in the case of Competitive Letters of Credit, the respective Lenders which have issued such Competitive Letters of Credit.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“L/C Exposure” shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit and Competitive Letters of Credit then outstanding plus (without duplication) the face amount of all drafts which have been presented under Letters of Credit and Competitive Letters of Credit but have not yet been paid or have been paid but not reimbursed.

“Lender and “Lenders” shall mean the financial institutions whose names appear at the foot hereof and any assignee of a Lender permitted pursuant to Section 10.3(b).

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans, Fixed

Rate Competitive Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans, Fixed Rate Competitive Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.

“Letter of Credit” shall have the meaning ascribed to such term in Section 2.25.

“LIBOR” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the rate at which Dollar deposits or deposits in any Optional Currency, as applicable, approximately equal in principal amount to (a) in the case of a Revolving Credit Borrowing, JPMorgan Chase Bank’s portion of such LIBOR Borrowing and (b) in the case of a Competitive Borrowing, a principal amount that would have been JPMorgan Chase Bank’s portion of such Competitive Borrowing had such Competitive Borrowing been a Revolving Credit Borrowing, and for a maturity comparable to such Interest Period, are offered to the principal London office of JPMorgan Chase Bank in immediately available funds in the London Interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Competitive Loan” shall mean a Competitive Loan (either a Domestic LIBOR Competitive Loan or a Local LIBOR Competitive Loan) bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Section 2.

“LIBOR Loan” shall mean any LIBOR Competitive Loan or LIBOR Revolving Credit Loan.

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Section 2.

“LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date or during such period pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior non-credit enhanced unsecured long-term debt.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” shall mean a Competitive Loan or a Revolving Credit Loan, whether made as a LIBOR Loan, an ABR Loan or a Fixed Rate Competitive Loan, as permitted hereby.

“Local Competitive Loan” shall mean any Competitive Loan which is a Local LIBOR Competitive Loan or a Local Fixed Rate Competitive Loan.

“Local LIBOR Competitive Loan” shall mean any LIBOR Competitive Loan denominated in any Optional Currency made to the Borrower or any Subsidiary Borrower in the jurisdiction in which such Optional Currency is the national currency.

“Local Fixed Rate Competitive Loan” shall mean any Fixed Rate Competitive Loan denominated in any Optional Currency made to the Borrower or any Subsidiary Borrower in the jurisdiction in which such Optional Currency is the national currency.

“Margin” shall mean, as to any LIBOR Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to four decimal places) to be added to, or subtracted from, LIBOR in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole (it is understood that, for purposes of this definition, resolution of matters relating to the accounting irregularities and errors referred to in the Borrower’s report on Form 10-K for the period ending December 31, 2003, filed with the Securities and Exchange Commission and including the class action lawsuits referred to therein and other class action lawsuits arising as a result of the accounting irregularities and errors disclosed therein do not constitute a Material Adverse Effect).

“Material Subsidiary” shall mean any Subsidiary of the Borrower which, together with its Subsidiaries at the time of determination hold, or, solely with respect to Sections 7(f) and 7(g), any group of Subsidiaries which, if merged into each other at the time of determination would hold, assets constituting 10% or more of Consolidated Assets or accounts for 10% or more of Consolidated EBITDA for the Rolling Period immediately preceding the date of determination.

“Maturity Date” shall mean November 22, 2009, or the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Zealand Dollars” or “NZ$” shall mean the lawful money of New Zealand.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 10.17.

“Non-Ratable Assignment” shall have the meaning assigned to such term in Section 10.3(b).

“Notes” shall mean the Competitive Notes and the Revolving Credit Notes.

“Obligations” shall mean the obligation of the Borrower and any Subsidiary Borrower to make due and punctual payment of principal of, and interest on, the Loans, the Facility Fee, the Utilization Fee, reimbursement obligations in respect of Letters of Credit and Competitive Letters of Credit and all other monetary obligations of the Borrower or any Subsidiary Borrower to the Administrative Agent, any Issuing Lender or any Lender under this Agreement, the Notes or the Fundamental Documents.

“Optional Currency” shall mean, at any time, Australian Dollars, Canadian Dollars, Euros, New Zealand Dollars, Pounds and Yen, so long as such currency is freely traded and convertible into Dollars in the London Interbank market and a Dollar Equivalent thereof can be calculated.

“Offered Increase Amount” shall have the meaning assigned to such term in Section 2.13(d).

“Other Excluded Indebtedness” shall mean (a) Indebtedness of the type described in Section 6.1(q) up to an aggregate principal amount not to exceed $350,000,000 and (b) Indebtedness secured by, payable from or representing beneficial interests in Eligible Assets except to the extent that such Indebtedness provides for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary (other than a Securitization Entity).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Notes or the issuance of any Letters of Credit or Competitive Letters of Credit or any Fundamental Document.

“Participant” shall have the meaning assigned to such term in Section 10.3(g).

“Participating Member State” shall mean a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.3 hereof.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“PHH” shall mean PHH Corporation, a Maryland corporation.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds” or “£” or “Pound Sterling” shall mean the lawful money of the United Kingdom.

“Pro Forma Basis” shall mean in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

“Ratable Assignment” shall have the meaning assigned to such term in Section 10.3(b).

“Related Eligible Assets” shall mean Eligible Assets that secure or are the source of payment for AESOP Indebtedness, Securitization Indebtedness or Other Excluded Indebtedness.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Required Lenders” shall mean at any time, Lenders holding Commitments representing more than 50% of the Total Commitment, except that (i) for purposes of determining the Lenders entitled to declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable pursuant to Section 7 and (ii) at all times after the termination of the Total Commitment in its entirety, “Required Lenders” shall mean Lenders holding more than 50% of the aggregate principal amount of the Loans and L/C Exposure at the time outstanding.

“Revolving Credit Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Credit Loans from each of the Lenders.

“Revolving Credit Borrowing Request” shall mean a request made pursuant to Section 2.6 in the form of Exhibit F.

“Revolving Credit Exposure” shall mean, at any time, the sum of (A) the aggregate Dollar Equivalent outstanding principal amount of all Revolving Credit Loans made by all Lenders plus (B) the aggregate Dollar Equivalent outstanding principal amount of all Competitive Loans made by all Lenders plus (C) the then current L/C Exposure.

“Revolving Credit Loans” shall mean the Loans made by the Lenders to the Borrower or any Subsidiary Borrower pursuant to a notice given by the Borrower or such Subsidiary Borrower under Section 2.6. Each Revolving Credit Loan shall be a LIBOR Revolving Credit Loan or an ABR Loan.

“Revolving Credit Note” shall have the meaning assigned to such term in Section 2.9.

“Revolving L/C Exposure” shall mean, at any time, L/C Exposure attributable to Letters of Credit.

“Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” shall mean Standard & Poor’s.

“Securitization Entity” shall mean (i) any Subsidiary or other Person engaged solely in the business of effecting asset securitization transactions and related activities, or (ii) any Subsidiary or other Person whose primary purpose is to hold title or ownership interests in Eligible Assets.

“Securitization Indebtedness” shall mean Indebtedness incurred by a Securitization Entity that does not permit or provide for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity).

“SPC” shall have the meaning assigned to such term in Section 10.3(k).

“Standard Securitization Undertakings” means representations, warranties (and any related repurchase obligations), servicer obligations, guaranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include those imposed under Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; provided that for purposes of Sections 6.1, 6.3, 6.4, 6.5 and 6.6 hereof, PHH and its Subsidiaries shall be deemed not to be Subsidiaries of the Borrower except that until such time as PHH is no longer a Subsidiary of the Borrower (a) Consolidated Net Worth shall be calculated in accordance with the definition thereof and (b) in calculating Consolidated EBITDA for any fiscal quarter the amount of any cash dividends or any other cash distributions actually paid by PHH or any Subsidiary of PHH to the Borrower and its Subsidiaries (excluding the Subsidiaries of PHH) (i) during such period and (ii) up to the time of the delivery of the certificate pursuant to Section 5.1(c) hereof related to such period shall be included in such calculation. Any such cash dividends and distributions received from PHH and its Subsidiaries in one period and included in calculating Consolidated EBITDA for any prior period shall not be included in calculating Consolidated EBITDA for any fiscal quarter ending on or after the first anniversary of the date such dividends and distributions are received.

“Subsidiary Borrower” shall mean any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.9(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.9(b)(ii).

“Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Timeshare Indebtedness” shall mean any Indebtedness that is secured by, payable from or represents beneficial interests in Timeshare Loans or Timeshare Property.

“Timeshare Loan” shall mean any loans made to finance the acquisition of a timeshare (including vacation credits or points), including a timeshare that has not yet been completed, any installment contract for the purchase of a timeshare, or any other arrangement in the nature of a financing of the purchase of a timeshare, and all security therefor and proceeds thereof.

“Timeshare Property” shall mean any property used or intended to be used for development, in whole or in part, of a timeshare regime, including but not limited to real property, improvements thereon, any condominium, any portion of such a development, any unit or units subjected to a timeshare regime, any fixed week intervals, any undivided interests, any notional “points” afforded to owners of timeshares, any common areas, and any other form of ownership of, or entitlement to occupy real estate that forms a part of, or is subject to, a timeshare regime under applicable state law.

“Total Commitment” shall mean, at any time, the aggregate amount of the Lenders’ Commitments as in effect at such time.

“Treaty” shall mean the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Utilization Fee” shall have the meaning given such term in Section 2.8.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” shall mean the lawful money of Japan.

2.	THE LOANS

SECTION 2.1 Commitments.

(a)  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Credit Loans in Dollars or any Optional Currency to the Borrower or any Subsidiary Borrower, at any time and from time to time on and after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment minus the sum of such Lender’s pro rata share of the then current Revolving L/C Exposure plus the amount by which the Competitive Loans and Competitive L/C Exposure outstanding at such time shall be deemed to have used such Lender’s Commitment pursuant to Section 2.19 subject, however, to the conditions that (a) at no time shall (i) the Revolving Credit Exposure exceed (ii) the Total Commitment and (b) at all times the outstanding aggregate principal amount of all Revolving Credit Loans made by each Lender shall equal the product of (i) the percentage that its Commitment represents of the Total Commitment times (ii) the outstanding aggregate principal amount of all Revolving Credit Loans made pursuant to a notice given by the Borrower or any Subsidiary Borrower under Section 2.6. The Commitments of the Lenders may be terminated or reduced from time to time pursuant to Section 2.13 or Section 7.

(b)  Within the foregoing limits, the Borrower and any Subsidiary Borrower may borrow, pay or repay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, upon the terms and subject to the conditions and limitations set forth herein.

SECTION 2.2. Loans.

(a)  Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.4. The Revolving Credit Loans or Competitive Loans comprising any Borrowing shall be (i) in the case of Competitive Loans and LIBOR Loans, in an aggregate principal amount that is an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) and not less than $10,000,000 (or the Dollar Equivalent thereof) and (ii) in the case of ABR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000 (or, in the case of clause (i) and clause (ii) above, if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment). ABR Loans shall be denominated only in Dollars.

(b)  Each Competitive Borrowing shall be comprised entirely of LIBOR Competitive Loans or Fixed Rate Competitive Loans, and each Revolving Credit Borrowing shall be comprised entirely of LIBOR Revolving Credit Loans or ABR Loans, as the Borrower or any Subsidiary Borrower may request pursuant to Section 2.4 or 2.6, as applicable. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower or such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided, however, that neither the Borrower nor any Subsidiary Borrower shall be entitled to request any Borrowing that, if made, would result in an aggregate of more than nine separate Revolving Credit Loans of any Lender being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans and all Loans of a single Interest Rate Type made on a single date shall be considered a single Loan if such Loans have a common Interest Period.

(c)  Subject to Section 2.7, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the offices of the Administrative Agent’s Agent Bank Services Department, JPMorgan Chase Bank, N.A., 111 Fannin, 10th floor, Houston, Texas 77002, Attention of Vaughan Nguyen (Telephone No. 713-750-3550; Facsimile No. 713-750-2932), for credit to Cendant Corporation Clearing Account, Account No. 144812905 (Reference: Cendant Corporation Credit Agreement dated as of November 22, 2004) no later than 1:00 P.M. New York City time (2:00 P.M. New York City time, in the case of an ABR Borrowing) in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the

Administrative Agent shall disburse such funds by depositing them into an account of the Borrower or the relevant Subsidiary Borrower maintained with the Administrative Agent. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.4 in the amounts so accepted and Revolving Credit Loans shall be made by all the Lenders pro rata in accordance with Section 2.1 and this Section 2.2.

(d)  Notwithstanding any other provision of this Agreement, neither the Borrower nor any Subsidiary Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3. Use of Proceeds.

The proceeds of the Loans shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, for acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X of the Board.

SECTION 2.4. Competitive Bid Procedure - Competitive Loans

(a)  In order to request Competitive Bids for Competitive Loans, the Borrower or any Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit E-1, to be received by the Administrative Agent (i) in the case of a LIBOR Competitive Loan, not later than 10:00 A.M., New York City time, four Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Competitive Loan, not later than 10:00 A.M., New York City time, two Business Day before a proposed Competitive Borrowing and (iii) in the case of a Domestic Fixed Rate Competitive Loan, not later than 10:00 A.M., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit E-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower of such rejection by telecopier. Such request for Competitive Bids shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a LIBOR Borrowing or a Fixed Rate Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) (or if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment), (iii) the Interest Period with respect thereto (which may not end after the Maturity Date), (iv) the Currency with respect thereto and (v) if such requested Borrowing is to consist of Local Competitive Loans, the jurisdiction in which such requested Borrowing is to be made. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit E-2) the Lenders to bid, on the terms and subject to the conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

(b)  Each Lender may, in its sole discretion, make one or more Competitive Bids for Competitive Loans to the Borrower or any Subsidiary Borrower responsive to a Competitive Bid Request. Each Competitive Bid for a Competitive Loan by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit E-3, (i) in the case of a LIBOR Competitive Loan, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Competitive Loan, not later than 9:30 A.M., New York City time, one Business Day before a proposed Competitive Borrowing, (iii) in the case of a Domestic Fixed Rate Competitive Loan, not later than 9:30 A.M., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids for Competitive Loans that do not conform substantially to the format of Exhibit E-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower or the relevant Subsidiary Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid for a Competitive Loan shall refer to this Agreement and specify (i) the principal amount (which shall be in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower or the relevant Subsidiary Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower or the relevant Subsidiary Borrower, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans, (iii) the Interest Period or Interest Periods with respect thereto and (iv) in the case of a Local Competitive Loan, the location of and contact information for the lending office. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent via telecopier (i) in the case of LIBOR Competitive Loans, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of Local Fixed Rate Competitive Loans, not later than 9:30 A.M., New York City time, one Business Day before the proposed Competitive Borrowing and (iii) in the case of Domestic Fixed Rate Competitive Loans, not later than 9:30 A.M., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such proposed Competitive Borrowing. A Competitive Bid for a Competitive Loan submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c)  The Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate or Rates and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower or the relevant Subsidiary Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.4.

(d)  The Borrower or the relevant Subsidiary Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower or the relevant Subsidiary Borrower shall notify the Administrative Agent by telephone, promptly confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, (i) in the case of a LIBOR Competitive Loan, not later than 10:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Borrowing, not later than 10:30 A.M., New York City time, one Business Day before a proposed Competitive Borrowing and (iii) in the case of a Domestic Fixed Rate Borrowing, not later than 10:30 A.M., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (A) the failure by the Borrower or the relevant Subsidiary Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (B) the Borrower or the relevant Subsidiary Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower or the relevant Subsidiary Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Borrower or the relevant Subsidiary Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower or the relevant Subsidiary Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower or the relevant Subsidiary Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower or such Subsidiary Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted at lower Competitive Bid Rates with respect to such Competitive Bid Request (it being understood that acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate) and (E) except pursuant to clause (D) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) (or if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment); provided further, however, that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (D) above, such Competitive Loan shall be in a minimum principal amount of $1,000,000 (or the Dollar Equivalent thereof) or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (D), the amounts shall be rounded to integral multiples of $1,000,000 (or the Dollar Equivalent thereof) in a manner that shall be in the discretion of the Borrower or the relevant Subsidiary Borrower. A notice given by the Borrower or the relevant Subsidiary Borrower pursuant to this paragraph (d) shall be irrevocable.

(e)  The Administrative Agent shall promptly notify each bidding Lender whether its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f)  A Competitive Bid Request shall not be made within four Business Days after the date of any previous Competitive Bid Request, or such shorter period as may be agreed upon by the Borrower and the Administrative Agent.

(g)  If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower or the relevant Subsidiary

Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

(h)  All notices required by this Section 2.4 shall be given in accordance with Section 10.1.

(i)  Notwithstanding any other provision of this Agreement, neither the Borrower nor any Subsidiary Borrower shall be entitled to request any Competitive Loans unless at the time of such request the Borrower has a senior non-credit enhanced unsecured long-term debt rating of BBB- or better from S&P or Baa3 or better from Moody’s.

SECTION 2.5. Competitive Bid Procedure - Competitive Letters of Credit.

(a)  In order to request Competitive Bids for Competitive Letters of Credit, the Borrower or any Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request for a Competitive Letter of Credit in the form of Exhibit E-1, to be received by the Administrative Agent not later than 10:00 A.M., New York City time, four Business Days before the proposed issuance date for such Competitive Letter of Credit. A Competitive Bid Request for a Competitive Letter of Credit that does not conform substantially to the format of Exhibit E-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower of such rejection by telecopier. Such request for a Competitive Letter of Credit shall in each case refer to this Agreement and specify (i) the proposed date of issuance of such Competitive Letter of Credit (which shall be a Business Day); (ii) the face amount thereof, which shall be in a minimum principal amount of $5,000,000 (or if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment); (iii) a brief description of the purpose of such Competitive Letter of Credit and the underlying transaction requiring the issuance of such Competitive Letter of Credit; (iv) the expiration date of such Competitive Letter of Credit (which shall not be longer than the tenor set forth for Letters of Credit in Section 2.25(a)(i)); (v) the name and address of the beneficiary; and (vi) such other information as shall be necessary to prepare, amend, renew or extend such Competitive Letter of Credit. Promptly after its receipt of a Competitive Bid Request for a Competitive Letter of Credit that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit E-2) the Lenders to bid, on the terms and subject to the conditions of this Agreement, to issue a Competitive Letter of Credit pursuant to the Competitive Bid Request for such Competitive Letter of Credit.

(b)     Each Lender may, in its sole discretion, make one Competitive Bid for a Competitive Letter of Credit to the Borrower or the relevant Subsidiary Borrower responsive to a Competitive Bid Request. Each Competitive Bid for a Competitive Letter of Credit by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit E-3, not later than 9:30 A.M., New York City time, three Business Days before a proposed issuance of a Competitive Letter of Credit. Competitive Bids for Competitive Letters of Credit that do not conform substantially to the format of Exhibit E-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower or the relevant Subsidiary Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify: (i) that such Lender is willing to issue such Letter of Credit substantially in the form requested in such Competitive Bid Request and (ii) the Competitive Bid Commission at which the Lender is prepared to issue such Competitive Letter of Credit. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent via telecopier not later than 9:30 A.M., New York City time, three Business Days before the proposed issuance date for such Competitive Letter of Credit; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to issue any Competitive Letter of Credit. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c)  The Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower by telecopier of all the Competitive Bids made and the Competitive Bid Commission in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower or the relevant Subsidiary Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.5.

(d)  The Borrower or the relevant Subsidiary Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower or the relevant Subsidiary Borrower shall notify the Administrative Agent by telephone, promptly confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, not later than 10:30 A.M., New York City time, three Business Days before a proposed issuance of a Competitive Letter of Credit; provided, however, that (A) the failure by the Borrower or the relevant Subsidiary Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (B) the Borrower or the relevant Subsidiary Borrower shall not accept a bid made at a particular Competitive Bid Commission if the Borrower or the relevant Subsidiary Borrower has decided to reject a bid made at a lower Competitive Bid Commission, (C) the Borrower or the relevant Subsidiary Borrower may accept only one bid for each Competitive Bid Request for a Competitive Letter of Credit and (D) if there are multiple bids at a particular Competitive Bid Commission, the Borrower or the relevant Subsidiary Borrower may select any one such bid in its discretion. A notice given by the Borrower or the relevant Subsidiary Borrower pursuant to this paragraph (d) shall be irrevocable.

(e)  The Administrative Agent shall promptly notify the bidding Lender whose Competitive Bid has been accepted by telecopy sent by the Administrative Agent, and such successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to issue the Competitive Letter of Credit in respect of which its bid has been accepted. If requested by such successful bidding Lender, the Borrower or the relevant Subsidiary Borrower also shall submit a letter of credit application on such bidding Lender’s standard form in connection with any request for a Competitive Letter of Credit, which form shall be furnished in accordance with Section 10.1. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or the relevant Subsidiary Borrower to, or entered into by the Borrower or the relevant Subsidiary Borrower with, any Lender relating to any Competitive Letter of Credit, the terms and conditions of this Agreement shall control. Concurrently with the giving of notice by the Administrative Agent to such bidding Lender pursuant to this paragraph (e), the Borrower or the relevant Subsidiary Borrower shall deliver to such bidding Lender a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Competitive Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Competitive Letter of Credit, would require the applicable issuing Lender to make payment under the Competitive Letter of Credit; provided that the applicable Issuing Lender, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance of any Competitive Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent of the issuance of such Competitive Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of such Competitive Letter of Credit.

(f)  Sections 2.4(f), (g), (h) and (i) are incorporated in this Section 2.5 by reference, mutatis mutandis.

(h)  Notwithstanding any other provision of this Agreement to the contrary:

(i) each Competitive Letter of Credit shall be issued solely for the risk of the Lender which has issued such Competitive Letter of Credit, and no other Lender shall have a participating interest in such Letter of Credit;

(ii) each Competitive Letter of Credit shall be subject to the terms of clauses (A) and (B) of Section 2.25(a)(i), Sections 2.25(a)(iii) and 2.25(a)(iv), Section 2.25(c), Section 2.25(f)(i)(A) (excluding the proviso thereto) and (B), Section 2.25(f)(iv), Section 2.25(g), Section 2.25(h), Section 2.25(i), and Section 2.25(j), which are hereby made applicable to such Competitive Letter of Credit, mutatis mutandis, except that references in such clauses and sections to the Issuing Lender, the Required Lenders and the Lenders shall be deemed to be references to the Issuing Lender which issued such Competitive Letter of Credit;

(iii) if any drawing is made under a Competitive Letter of Credit, the Borrower or the relevant Subsidiary Borrower will, upon demand of the Administrative Agent or the applicable Issuing Lender, pay to the applicable Issuing Lender, in immediately available funds, the full amount of such drawing; provided that the Borrower or the relevant Subsidiary Borrower may make a Borrowing to pay such amount, and provided that the conditions specified in Section 4.2 are then satisfied, then notwithstanding the limitations as to the aggregate principal amount of ABR Loans set forth in Section 2.2(a), as to the time of funding of a Borrowing set forth in Section 2.2(c) and as to the time of notice of a proposed Borrowing set forth in Section 2.5, payment by the applicable Issuing Lender of such draft shall constitute an ABR Loan hereunder, and interest shall accrue from the date the applicable Issuing Lender makes such payment. If any draft is presented under a Competitive Letter of Credit and (i) the conditions specified in Section 4.2 are not satisfied or (ii) if the Commitments have been terminated, then the Borrower or the relevant Subsidiary Borrower will, upon demand by the Administrative Agent or the applicable Issuing Lender, pay to the applicable Issuing Lender, in immediately available funds, the full amount of such draft;

(iv) the Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent for distribution to the applicable Issuing Lender in respect of each Competitive Letter of Credit outstanding, a commission on the maximum amount available from time to time to be drawn under such outstanding Competitive Letter of Credit calculated at a rate per annum equal to the applicable Competitive Bid Commission from time to time in effect hereunder. Such commission shall be payable in arrears on and through the last day of each fiscal quarter of the Borrower or the relevant Subsidiary Borrower and on the later of the Maturity Date and the expiration of such Competitive Letter of Credit;

(v) neither Borrower nor any Subsidiary Borrower shall be entitled to request a Competitive Letter of Credit if the aggregate L/C Exposure after giving effect to the issuance of such Competitive Letter of Credit would exceed $1,750,000,000;

(vi) each Competitive Letter of Credit shall be issued in Dollars;

(vii) each Issuing Lender in respect of a Competitive Letter of Credit shall notify the Administrative Agent (A) of the drawable amount of such Competitive Letter of Credit, (B) of any drawing made on such Competitive Letter of Credit and (C) of any amendment or extension of such Competitive Letter of Credit, upon request by the Administrative Agent and, in the case of events described in clauses (B) and (C), promptly following the occurrence thereof; and

(viii) any Lender shall be prohibited from issuing Competitive Letters of Credit hereunder upon the occurrence and during the continuance of an Event of Default (provided that such Lender shall have received notice of such Event of Default pursuant to Section 8.4 hereof and provided further that such notice shall be received at least 24 hours prior to the date on which any Competitive Letter of Credit is to be issued).

(i)     The Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent a fee in the amount of $1,500 in connection with each Competitive Bid Request made pursuant to Sections 2.4 and 2.5; provided that no fee shall be due and payable with respect to the first two Competitive Bid Requests made after November 22, 2004.

The Administrative Agent will, upon request of any Lender that has issued or is making a Competitive Bid for a Competitive Letter of Credit, confirm the total amount of L/C Exposure and the aggregate outstanding Loans to such Lender.

SECTION 2.6. Revolving Credit Borrowing Procedure.

In order to effect a Revolving Credit Borrowing, the Borrower or any Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing notice in the form of Exhibit F (a) in the case of a LIBOR Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the day of a proposed Borrowing. No Fixed Rate Competitive Loan shall be requested or made pursuant to a Revolving Credit Borrowing Request. Such notice shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to be a LIBOR Borrowing or an ABR Borrowing, (b) the

date of such Revolving Credit Borrowing (which shall be a Business Day) and the amount thereof and (c) if such Borrowing is to be a LIBOR Borrowing, the Currency and the Interest Period with respect thereto. If no election as to the Interest Rate Type of a Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Currency with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have requested a borrowing in Dollars. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower or the relevant Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower or the relevant Subsidiary Borrower shall not have given notice in accordance with this Section 2.6 of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower or the relevant Subsidiary Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.6 and of each Lender’s portion of the requested Borrowing.

SECTION 2.7. Refinancings.

The Borrower or any Subsidiary Borrower may refinance all or any part of any Borrowing with a Borrowing of the same Currency and of the same Interest Rate Type (or of the same or different Interest Rate Type, in the case of Loans denominated in Dollars) made pursuant to Section 2.4 or pursuant to a notice under Section 2.6, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Revolving Credit Borrowings and Revolving Credit Borrowings with Competitive Borrowings; provided, however, that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, a Revolving Credit Borrowing or portion thereof may only be refinanced with an ABR Borrowing. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.9 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.2(c); provided, however, that (a) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Borrower or the relevant Subsidiary Borrower or any Lenders described in clause (b) below, as applicable, (b) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to clause (a) above, and (c) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to clause (a) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with this Section 2.7 and, to the extent of such failure, the Borrower or the relevant Subsidiary Borrower shall pay such amount to the Administrative Agent as required by Section 2.11; and (d) to the extent the Borrower or the relevant Subsidiary Borrower fails to pay to the Administrative Agent any amounts due in accordance with Section 2.11 as a result of the failure of a Lender to pay the Administrative Agent any amounts due as described in clause (c) above, the portion of any refinanced Loan deemed not repaid shall be deemed to be outstanding solely to the Lender which has failed to pay the Administrative Agent amounts due from it pursuant to clause (a) above to the full extent of such Lender’s portion of such Loan.

SECTION 2.8. Fees.

(a)  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the 15th day (or, on the next Business Day, if the 15th day is not a Business Day) of the calendar month immediately following the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2004, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a “Facility Fee”), at the rate per annum from time to time in effect in accordance with Section 2.23, on the average daily amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or shorter period commencing with the Closing Date, or ending with (i) the Maturity Date or (ii) any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.

(b)  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the 15th day (or, on the next Business Day, if the 15th day is not a Business Day) of the calendar month immediately following the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2004, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a utilization fee (a “Utilization Fee”) at a rate per annum equal to 0.125% for each Excess Utilization Day, which fee shall accrue on the daily amount the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans made by such Lender plus (B) such Lender’s then current L/C Exposure plus (C) the outstanding aggregate principal amount of all Competitive Loans made by such Lender for each Excess Utilization Day during the period from and including the Closing Date to but excluding the date on which such Lender no longer has any outstanding Loans or L/C Exposure. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears.

(c)  The Borrower agrees to pay the Administrative Agent and the Syndication Agent, each for its own account, the fees at the times and in the amounts provided for in the letter agreement dated September 28, 2004, among the Borrower, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) J.P. Morgan Securities Inc., Bank of America, N.A. and Banc of America Securities LLC.

(d)  All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.9. Repayment of Loans; Evidence of Debt.

(a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to the Borrower on the Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans made to the Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10. Each Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Subsidiary Borrower on the Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 7). Each Subsidiary Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans made to such Subsidiary Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b)  The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to the Borrower, on the last day of the Interest Period applicable to such Competitive Loan, the principal amount of such Competitive Loan. The Borrower further unconditionally promises to pay interest on each such Competitive Loan for the period from and including the date of Borrowing of such Competitive Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and payable as specified in, Section 2.10. Each Subsidiary Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to such Subsidiary Borrower, on the last day of the Interest Period applicable to such Competitive Loan, the principal amount of such Competitive Loan made to such Subsidiary Borrower. Each Subsidiary Borrower further unconditionally promises to pay interest on each such Competitive Loan made to such Subsidiary Borrower for the period from and including the date of Borrowing of such Competitive Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and payable as specified in, Section 2.10.

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower and any Subsidiary Borrower to such Lender resulting from each Revolving Credit Loan and Competitive Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)  The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan and Competitive Loan made hereunder, the Interest Rate Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and any Subsidiary Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative

Agent hereunder from the Borrower or any Subsidiary Borrower and each Lender’s share thereof.

(e)  The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.9 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and any Subsidiary Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or any Subsidiary Borrower to repay (with applicable interest) the Revolving Credit Loans and Competitive Loans made to the Borrower or the relevant Subsidiary Borrower by such Lender in accordance with the terms of this Agreement.

(f)  The Borrower and each Subsidiary Borrower agree that, upon the request to the Administrative Agent by any Lender, the Borrower and any Subsidiary Borrower will each execute and deliver to such Lender a promissory note of the Borrower or such Subsidiary Borrower, as applicable, evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).

(g)  The Borrower and each Subsidiary Borrower agree that, upon the request to the Administrative Agent by any Lender, the Borrower and any Subsidiary Borrower each will execute and deliver to such Lender a promissory note of the Borrower or such Subsidiary Borrower, as applicable, evidencing the Competitive Loans of such Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a “Competitive Note”).

SECTION 2.10. Interest on Loans.

(a)  Subject to the provisions of Section 2.11, the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each LIBOR Revolving Credit Loan, LIBOR for the Interest Period in effect for such Borrowing plus the applicable LIBOR Spread from time to time in effect and (ii) in the case of each LIBOR Competitive Loan, LIBOR for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.4. Interest on each LIBOR Borrowing shall be payable on each applicable Interest Payment Date.

(b)  Subject to the provisions of Section 2.11, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the applicable margin, if any, for ABR Loans from time to time in effect pursuant to Section 2.23.

(c)  Subject to the provisions of Section 2.11, each Fixed Rate Competitive Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.4.

(d)  Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan. The LIBOR or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Interest on Overdue Amounts.

If the Borrower or any Subsidiary Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower or such Subsidiary Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, in the case of amounts bearing interest determined by reference to the Prime Rate and a year of 360 days in all other cases, equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan or Fixed Rate Competitive Loan, the rate applicable to such Loan under Section 2.10 plus 2% per annum and (b) in the case of any other Loan or amount, the rate that would at the time be applicable to an ABR Loan under Section 2.10 plus 2% per annum.

SECTION 2.12. Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined that Dollar deposits or deposits in the applicable Optional Currency in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such Dollar deposits or deposits in the applicable Optional Currency are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower or the relevant Subsidiary Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, (a) any request by the Borrower or any Subsidiary Borrower for a LIBOR Competitive Loan pursuant to Section 2.4 shall be of no force and effect and shall be denied by the Administrative Agent and (b) any request by the Borrower or any Subsidiary Borrower for a LIBOR Borrowing pursuant to Section 2.6 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.13. Termination and Reduction of Commitments; Increase of Commitments.

(a)  The Commitments of all of the Lenders shall be automatically terminated on the Maturity Date.

(b)  Subject to Section 2.14(b), upon at least one Business Day of prior written or telecopy notice to the Administrative Agent (which notice shall have been received not later than 12:00 Noon, New York City time), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $10,000,000 and (ii) the Borrower shall not be entitled to make any such termination or reduction that would reduce the Total Commitment to an amount less than the sum of the aggregate outstanding principal amount of the Loans plus the then current L/C Exposure. Each notice delivered by the Borrower pursuant to this Section 2.12(b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)  Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders on the date of each termination or reduction in the Total Commitment, the Facility Fees on the amount of the Total Commitment so terminated or reduced accrued to the date of such termination or reduction.

(d)  In the event that the Borrower wishes to increase the aggregate Commitments at any time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”), and the Administrative Agent shall notify each Lender of such proposed increase and provide such additional information regarding such proposed increase as any Lender may reasonably request. The Borrower may, at its election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (f) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (e) below. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

(e)  Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Commitments and which elects to become a party to this Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to Section 2.13(d)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.1 shall be deemed to be amended to add the name and Commitment of such New Lender, provided that the Commitment of any such new Lender shall be in an amount not less than $5,000,000.

(f)  Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 2.13(d)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit I, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.1 shall be deemed to be amended to so increase the Commitment of such Lender.

(g)  Notwithstanding anything to the contrary in this Section 2.13, (i) in no event shall any transaction effected pursuant to this Section 2.13 cause the aggregate Commitments hereunder to exceed $4,000,000,000 and (ii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

SECTION 2.14. Prepayment of Loans.

(a)  Prior to the Maturity Date, the Borrower and any Subsidiary Borrower shall have the right at any time to prepay any Revolving Credit Borrowing, in whole or in part, subject to the requirements of Section 2.18 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent before 12:00 Noon, New York City, time at least one Business Day in the case of an ABR Loan and at least three Business Days in the case of a LIBOR Loan; provided, however, that each such partial prepayment shall be in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) and in a minimum aggregate principal amount of $10,000,000 (or the Dollar Equivalent thereof). Neither the Borrower nor any Subsidiary Borrower shall have the right to prepay any Competitive Borrowing without the consent of the relevant Lender.

(b)  On any date when the sum of the aggregate outstanding Loans (after giving effect to any Borrowings effected on such date) plus the then current L/C Exposure exceeds the Total Commitment, the Borrower shall make a mandatory prepayment of the Revolving Credit Loans (or cause any Subsidiary Borrower to make such a prepayment) in such amount as may be necessary so that the aggregate amount of outstanding Loans plus the then current L/C Exposure after giving effect to such prepayment does not exceed the Total Commitment then in effect. Any prepayments required by this paragraph shall be applied to outstanding ABR Loans up to the full amount thereof before they are applied to outstanding LIBOR Revolving Credit Loans.

(c)  Each notice of prepayment pursuant to Section 2.14(a) shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower or the relevant Subsidiary Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid, to the date of prepayment.

SECTION 2.15. Eurocurrency Reserve Costs.

The Borrower and any Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower or such Subsidiary Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower or the relevant Subsidiary Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower or the relevant Subsidiary Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Loan.

SECTION 2.16. Reserve Requirements; Change in Circumstances.

(a)  Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.22, if after the Closing Date any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or (ii) shall impose on any Lender or the London Interbank market any other condition affecting this Agreement or any LIBOR Loan or Fixed Rate Competitive Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost (other than the amount of Taxes, if any) to such Lender of making or maintaining any LIBOR Loan or Fixed Rate Competitive Loan or to reduce the amount (other than a reduction resulting from an increase in Taxes, if any) of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower or the relevant Subsidiary Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender.

(b)  If, after the Closing Date, any Lender shall have determined in good faith that the adoption after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.

(c)  A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower or the relevant Subsidiary Borrower and shall be conclusive absent manifest error. The Borrower or the relevant Subsidiary Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.

(d)  Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.16 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

(e)  Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.16, Section 2.17, Section 2.22 or Section 2.25(g) or (ii) would require the Borrower or any Subsidiary Borrower to pay an increased amount under this Section 2.16, Section 2.17, Section 2.22 or Section 2.25(g), it will notify the Borrower and such Subsidiary Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, or, if applicable to participate in Letters of Credit or maintain Competitive Letters of Credit, through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans, Letters of Credit or Competitive Letters of Credit would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or Letters of Credit pursuant to this Section 2.16, Section 2.17, Section 2.22 or Section 2.25(g) would be materially reduced or the Taxes or other amounts otherwise payable under this Section 2.16, Section 2.17, Section 2.22 or Section 2.25(g) would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans, Letters of Credit or Competitive Letters of Credit through such other Lending Office would not otherwise materially adversely affect such Loans, Letters of Credit or Competitive Letters of Credit or such Lender.

(f)  In the event any Lender shall have delivered to the Borrower or any Subsidiary Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.17, or if the Borrower or such Subsidiary Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or Section 2.21, the Borrower may (but subject in any such case to the payments required by Section 2.17), upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the Commitment, the amount of outstanding Loans, any participations in Letters of Credit and any Competitive Letters of Credit from the Lender providing such notice and such Lender shall thereupon assign its Commitment, any Loans owing to such Lender, any participations in Letters of Credit, and any Competitive Letters of Credit and the Notes held by such Lender to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower and any relevant Subsidiary Borrower shall pay all accrued interest, accrued Facility Fees, Utilization Fees and all other amounts (including without limitation all amounts payable under this Section) owing hereunder to such Lender as at such effective date for such assignment.

SECTION 2.17. Change in Legality.

(a)  Notwithstanding anything to the contrary herein contained, if, after the Closing Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i)  declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for LIBOR Competitive Loans and the Borrower and any Subsidiary Borrower shall be prohibited from requesting LIBOR Revolving Credit Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and

(ii)  require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.17(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loans resulting from the conversion of such LIBOR Loans.

(b)  For purposes of this Section 2.17, a notice to the Borrower by any Lender pursuant to Section 2.17(a) shall be effective on the date of receipt thereof by the Borrower.

SECTION 2.18. Reimbursement of Lenders.

(a)  The Borrower or the relevant Subsidiary Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR or Fixed Rate Competitive Loan if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower or the relevant Subsidiary Borrower delivers a notice of borrowing under Section 2.6 in respect of LIBOR Revolving Credit Loans or a Competitive Bid Accept/Reject Letter under Section 2.4(d), pursuant to which it has accepted bids of one or more of the Lenders, the applicable Loan is not made on the first day of the Interest Period specified by the Borrower or the relevant Subsidiary Borrower for any reason other than (I) a suspension or limitation under Section 2.17 of the right of the Borrower or the relevant Subsidiary Borrower to select a LIBOR Loan or (II) a breach by a Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such failure to borrow, to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount as reasonably determined by the Administrative Agent as the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such payment to the last day of the then current daily Interest Period for such Loan, over (B) the amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower or the relevant Subsidiary Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty days after its receipt of the same.

(b)  In the event the Borrower or the relevant Subsidiary Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.14(a), the Borrower or the relevant Subsidiary Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower or the relevant Subsidiary Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

SECTION 2.19. Pro Rata Treatment.

Except as permitted under Sections 2.15, 2.16(c), 2.17 and 2.18 (i) each Revolving Credit Borrowing, each payment or prepayment of principal of any Revolving Credit Borrowing, each payment of interest on the Revolving Credit Loans, each payment of the Facility Fees and Utilization Fees, each reduction of the Total Commitment and each refinancing of any Borrowing with, or conversion of any Borrowing to, a Revolving Credit Borrowing, or

continuation of any Borrowing as a Revolving Credit Borrowing, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amount of their outstanding Revolving Credit Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. Each payment of reimbursement obligations, commission, interest or other amounts in respect of a Competitive Letter of Credit shall be allocated to the Issuing Lender of such Competitive Letter of Credit. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing and the Competitive L/C Exposure shall be deemed to have utilized the Commitments of the Lenders (including those Lenders that shall not have made Loans as part of such Competitive Borrowing and Lenders that shall not have issued Competitive Letters of Credit) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole dollar amount.

SECTION 2.20. Right of Setoff.

If any Event of Default shall have occurred and be continuing and any Lender shall have directed the Administrative Agent to declare the Loans immediately due and payable pursuant to Section 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, (i) the Borrower, against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the Loans to the Borrower held by such Lender, or (ii) any Subsidiary Borrower, against any of and all the obligations of such Subsidiary Borrower now or hereafter existing under this Agreement and the Loans to such Subsidiary Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or such Subsidiary Borrower, as applicable, after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.20 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 2.21. Manner of Payments.

All payments by the Borrower and any Subsidiary Borrower hereunder and under the Notes shall be made in Dollars, except that prepayments or repayments in respect of Loans shall be made in the Currency in which such Loan is denominated, in Federal or other immediately available funds without deduction, setoff or counterclaim at the office of the Administrative Agent’s Agent Bank Services Department, JPMorgan Chase Bank, N.A. 111

Fannin, 10th floor, Houston, Texas 77002, Attention of Vaughan Nguyen (Telephone No. 713-750-3550; Facsimile No. 713-750-2932), for credit to Cendant Corporation Clearing Account, Account No. 144812905 (Reference: Cendant Corporation Credit Agreement dated November 22, 2004) no later than 1:00 P.M., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type.

SECTION 2.22. Taxes.

(a)  Any and all payments by or on account of any obligation of the Borrower or any Subsidiary Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Subsidiary Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.22) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the relevant Subsidiary Borrower shall make such deductions and (iii) the Borrower or the relevant Subsidiary Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)  In addition, the Borrower or any relevant Subsidiary Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)  If the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction asserts a claim against the Administrative Agent or a Lender that the full amount of Indemnified Taxes or Other Taxes has not been paid, the Borrower and each Subsidiary Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or such Subsidiary Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.22) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other that those resulting from the Administrative Agent or Lender’s gross negligence or willful misconduct). A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction that asserts such claim) as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower or the relevant Subsidiary Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Subsidiary Borrower to a Governmental Authority, the Borrower

or such Subsidiary Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time such Lender becomes a party to this Agreement and at any other time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender and Administrative Agent that is a United States Person, as defined in Section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by Applicable Law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(f)  If the Administrative Agent or a Lender determines, in its sole good-faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Subsidiary Borrower or with respect to which the Borrower or any Subsidiary Borrower has paid additional amounts pursuant to this Section 2.22, it shall pay over such refund to the Borrower or such Subsidiary Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Borrower under this Section 2.22 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Subsidiary Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Subsidiary Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.22 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, any Subsidiary Borrower or any other Person.

(g)  Each Lender agrees (i) that as between it and the Borrower, any Subsidiary Borrower or the Administrative Agent, it shall be the Person to deduct and withhold Taxes, and to the extent required by law it shall deduct and withhold Taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower, any Subsidiary Borrower and the Administrative Agent and any officers, directors, agents, or employees of the Borrower, any Subsidiary Borrower or the Administrative Agent against, and to hold them harmless from, any Tax, interest, additions to Tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate Governmental Authority of any claim against them relating to a failure to withhold Taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (c).

(h)  Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.22, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.22.

SECTION 2.23. Certain Pricing Adjustments.

The Facility Fee and the applicable LIBOR Spread in effect from time to time shall be determined in accordance with the following table:

S&P/Moody’s/Fitch Rating Equivalent Of The Borrower’s Senior Non-Credit Enhanced Unsecured Long-Term Debt	Facility Fee (in Basis Points)	Applicable LIBOR Spread (in Basis Points)

A/A2/A or better	8.0	17.0
A-/A3/A-	10.0	27.5
BBB+/Baa1/BBB+	11.0	39.0
BBB/Baa2/BBB	13.0	49.5
BBB-/Baa3/BBB-	17.5	57.5
BB+/Ba1/BB+ or worse	25.0	112.5

In the event that S&P, Moody’s and Fitch ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the higher rating of S&P or Moody’s will determine the Facility Fee and applicable LIBOR Spread, unless the ratings are more than one level apart, in which case the rating one level below the higher rating of S&P or Moody’s will be determinative. In the event that (a) the Borrower’s senior non-credit enhanced unsecured long-term debt is rated by (i) Fitch and only one of S&P or Moody’s, or (ii) only one of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations), and not by Fitch, (b) if the rating system of any of S&P, Moody’s or Fitch shall change, or (c) in the event that the Borrower’s senior unsecured long-term debt is (i) not rated by any of S&P, Moody’s or Fitch or (ii) rated only by Fitch, then an amendment shall be negotiated in good faith to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior unsecured long-term debt is (i) not rated by any of S&P, Moody’s or Fitch or (ii) rated only by Fitch, then the Facility Fee and the applicable LIBOR Spread shall be deemed to be calculated as if the lowest rating category set forth above applied until such time as an amendment to the table above shall be agreed to. Any increase in the Facility Fee or the applicable LIBOR Spread determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior unsecured long-term debt. Any decrease in the Facility Fee or applicable LIBOR Spread shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.

The applicable margin for ABR Loans shall be the applicable LIBOR Spread minus 100 Basis Points (but not less than 0%).

SECTION 2.24. Prepayments Required Due to Currency Fluctuation. (a) Not later than 1:00 P.M., New York City time, on the last Business Day of each fiscal quarter or at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the Revolving Credit Exposures as of such date.

(b) If at the Calculation Time, the Dollar Equivalent of the Revolving Credit Exposure exceeds the Total Commitment by 5% or more, then within five Business Days after notice thereof to the Borrower from the Administrative Agent, the Borrower shall prepay Revolving Credit Loans (or cause any Subsidiary Borrower to make such prepayment) in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.24(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.24(b) other than at the times set forth in Section 2.24(a).

SECTION 2.25. Letters of Credit.

(a)  (i) Prior to the Closing Date, the Existing Issuing Lender(s) have issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Upon the terms and subject to the conditions hereof, each Issuing Lender agrees to issue standby letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 2.25, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) payable in Dollars from time to time after the Closing Date and prior to the earlier of the Maturity Date and the termination of the Commitments, upon the request of the Borrower or any Subsidiary Borrower, provided that (A) neither the Borrower nor any Subsidiary Borrower shall request that any Letter of Credit be issued or reinstated if, after giving effect thereto, the sum of the then current L/C Exposure plus the aggregate Loans then outstanding would exceed the Total Commitment, (B) in no event shall any Issuing Lender issue (x) any Letter of Credit having an expiration date later than five Business Days before the Maturity Date or (y) any Letter of Credit having an expiration date more than one year after its date of issuance, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above), (C) neither Borrower nor any Subsidiary Borrower shall request that an Issuing Lender issue or reinstate any Letter of Credit if, after giving effect to such issuance or reinstatement, the L/C Exposure would exceed $1,750,000,000 and (D) an Issuing Lender shall be prohibited from issuing Letters of

Credit hereunder upon the occurrence and during the continuance of an Event of Default (provided that such Issuing Lender shall have received notice of such Event of Default pursuant to Section 8.4 hereof and provided further that such notice shall be received at least 24 hours prior to the date on which any Letter of Credit is to be issued). The Administrative Agent will, upon request of any Issuing Lender, confirm the total amount of L/C Exposure and the aggregate outstanding Loans to such Issuing Lender.

(ii)  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the applicable Issuing Lender, a participation in such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Lender’s Commitment Percentage of the Total Commitment, multiplied by the amount paid by such Issuing Lender in respect of a Letter of Credit, issued by such Issuing Lender and not reimbursed by the Borrower or the relevant Subsidiary Borrower on the date due as provided in this Section 2.25, or of any reimbursement payment required to be refunded to the Borrower or the relevant Subsidiary Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(iii)  Neither the Administrative Agent, the Lenders, any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower or the relevant Subsidiary Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and any Subsidiary Borrower to the extent permitted by applicable law) suffered by the Borrower or the relevant Subsidiary Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(iv)  Each Letter of Credit may, at the option of the applicable Issuing Lender, provide that such Issuing Lender may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans, provided that, if payment is not then due to the beneficiary, such Issuing Lender shall deposit the funds in question in an account with such Issuing Lender to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Administrative Agent for distribution to the Lenders (or, if all Obligations shall have been paid in full in cash, to the Borrower or the relevant Subsidiary Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by an Issuing Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by such Issuing Lender under the related Letter of Credit.

(b)  Whenever the Borrower or any Subsidiary Borrower desires the issuance of a Letter of Credit, it shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the Administrative Agent and the applicable Issuing Lender a written notice no later than 1:00 P.M. (New York time) at least five Business Days prior to the proposed date of issuance provided, however, the Borrower or the relevant Subsidiary Borrower and the Administrative Agent and such Issuing Lender may agree to a shorter time period. That notice shall specify (i) the Issuing Lender for such Letter of Credit, (ii) the proposed date of issuance (which shall be a Business Day under the laws of the jurisdiction of the applicable Issuing Lender), (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit and (v) the name and address of the beneficiary and (vi) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice shall be accompanied by a brief description of the underlying transaction and upon the request of the applicable Issuing Lender, the Borrower or the relevant Subsidiary Borrower shall provide additional details regarding the underlying transaction. If requested by an Issuing Lender, the Borrower or the relevant Subsidiary Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit, which form shall be furnished in accordance with Section 10.1. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or the relevant Subsidiary Borrower to, or entered into by the Borrower or the relevant Subsidiary Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower or the relevant Subsidiary Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the applicable Issuing Lender to make payment under the Letter of Credit; provided that the applicable Issuing Lender, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance of any Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent of the issuance of such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of each such Lender’s respective participation therein.

(c)  The payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and, in that connection, any Issuing Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by such Issuing Lender in good faith to be genuine. No Issuing Lender shall have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

(d)  If any Issuing Lender shall be requested to make payment on any draft presented under a Letter of Credit, such Issuing Lender shall give notice of such request for payment to the Administrative Agent and the Administrative Agent shall give notice to each Lender no later than 3:00 P.M. New York City time of its respective participation therein on behalf of such Issuing Lender. Each Lender hereby authorizes and requests such Issuing Lender to advance for its account pursuant to the terms hereof its share of such payment based upon its participation in the Letter of Credit and agrees to reimburse such Issuing Lender in immediately available funds for the amount so advanced on its behalf no later than 4:00 P.M. New York City time on the date such Issuing Lender makes such request. If such reimbursement is not made by any Lender in immediately available funds on the same day on which such Issuing Lender shall have made payment on any such draft presented under a Letter of Credit, such Lender shall pay interest thereon to such Issuing Lender at a rate per annum equal to the Issuing Lender’s cost of obtaining overnight funds in the New York Federal Funds Market.

(e)  In the case of any draft presented under a Letter of Credit provided that the conditions specified in Section 4.2 are then satisfied, and notwithstanding the limitations as to the aggregate principal amount of ABR Loans set forth in Section 2.2(a), as to the time of funding of a Borrowing set forth in Section 2.2(c) and as to the time of notice of a proposed Borrowing set forth in Section 2.6, payment by the applicable Issuing Lender of such draft shall constitute an ABR Loan hereunder, and interest shall accrue from the date the applicable Issuing Lender makes such payment, which ABR Loan, upon and to the extent that a Lender shall have made reimbursement to the applicable Issuing Lender pursuant to Section 2.25(d), shall constitute such Lender’s ABR Loan hereunder. If any draft is presented under a Letter of Credit and (i) the conditions specified in Section 4.2 are not satisfied or (ii) if the Commitments have been terminated, then the Borrower or the relevant Subsidiary Borrower will, upon demand by the Administrative Agent or the applicable Issuing Lender, pay to the applicable Issuing Lender, in immediately available funds, the full amount of such draft.

(f) (i) The Borrower and each Subsidiary Borrower agree to pay the following amount to each Issuing Lender with respect to Letters of Credit issued by it hereunder:

(A)  with respect to drawings made under any Letter of Credit issued for the account of the Borrower or such Subsidiary Borrower, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such drawing from the date of the drawing to, but excluding, the date such amount is reimbursed by the Borrower or such Subsidiary Borrower at a rate which is at all times equal to 2% per annum in excess of the Alternate Base Rate plus the applicable margin therefore calculated pursuant to Section 2.23; provided that no such default interest shall be payable if such reimbursement is made from the proceeds of Revolving Credit Loans pursuant to Section 2.25(e);

(B)  with respect to the issuance, amendment or transfer of each Letter of Credit issued for the account of the Borrower or such Subsidiary Borrower and each drawing made thereunder, documentation and processing charges in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

(C)  a fronting fee computed at the rate agreed to by the Borrower and the applicable Issuing Lender, on the daily average face amount of each outstanding Letter of Credit issued by such Issuing Lender for the account of the Borrower or such Subsidiary Borrower, such fee to be due and payable in arrears on and through the last day of each fiscal quarter of the Borrower, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.

(ii)  The Borrower and each Subsidiary Borrower agree to pay to the Administrative Agent for distribution to each Lender in respect of all outstanding Letters of Credit issued for the account of the Borrower or such Subsidiary Borrower, such Lender’s pro rata share of a commission on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit calculated at a rate per annum equal to the applicable LIBOR Spread from time to time in effect hereunder. Such commission shall be payable in arrears on and through the last day of each fiscal quarter of the Borrower and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.

(iii)  Promptly upon receipt by any Issuing Lender or the Administrative Agent (as applicable) of any amount described in clause (i)(A) or (ii) of this Section 2.25(f), or any amount described in Section 2.25(e) previously reimbursed to the applicable Issuing Lender by the Lenders, such Issuing Lender shall distribute such amount to the Administrative Agent and the Administrative Agent shall distribute to each Lender (other than to any Lender which has failed to reimburse the Issuing Lender for the applicable drawing) its pro rata share of such amount. Amounts payable under clauses (i)(B) and (i)(C) of this Section 2.25(f) shall be paid directly to the Issuing Lender and shall be for its exclusive use.

(iv)  The obligation of the Borrower and each Subsidiary Borrower to reimburse payments made with respect to any Letter of Credit as provided in this Section 2.25 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any event or circumstance whatsoever that might constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Subsidiary Borrower’s Obligations, as the case may be, hereunder.

(g)  If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then either the applicable Issuing Lender(s), the Administrative Agent or the Required Lenders may, at its or their option, require the Borrower or the relevant Subsidiary Borrower to deposit Cash Equivalents in a Cash Collateral Account in an amount equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Administrative Agent and the applicable Issuing Lender(s), provided that the obligation to deposit such cash collateral shall become effective within one Business Day after the Borrower and/or such Subsidiary Borrower receives notice from the applicable Issuing Lender, the Administrative Agent or the Required Lenders, and provided, further that such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents and at the option and sole discretion of the Administrative Agent and at the Borrower’s and/or the relevant Subsidiary Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Issuing Lender(s) for the amount of any drawings honored under Letters of Credit issued by it. If the Borrower or any Subsidiary Borrower is required to deposit Cash Equivalents (or other security) pursuant to the provisions of this Section 2.25(g) as a result of the occurrence of an Event or Default, such amount (to the extent not applied as set forth in the preceding provisions of this paragraph) shall be returned by the Administrative Agent to the Borrower or such Subsidiary Borrower within three Business Days after such Event of Default has been cured or waived.

(h)  If at any time, the sum of the L/C Exposure and the outstanding aggregate principal amount of the Loans exceeds the aggregate Commitments, then the Administrative Agent or the Required Lenders may, at its or their option, require the Borrower and/or any Subsidiary Borrower to deposit Cash Equivalents in a Cash Collateral Account in an amount sufficient to eliminate such excess or to furnish other security for such excess acceptable to the Administrative Agent. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Issuing Lender(s) for the amount of any drawings honored under Letters of Credit issued for the account of the Borrower or such Subsidiary Borrower and held as cash collateral for the Obligations. If the Borrower or any Subsidiary Borrower is required to deposit Cash Equivalents (or other security) pursuant to the provisions of this Section 2.25(h), such amount (to the extent not applied as set forth in the preceding sentence) shall be returned by the Administrative Agent to the Borrower or such Subsidiary Borrower within three Business Days after such excess is reduced to $0.

(i)  Upon the request of the Administrative Agent, each Issuing Lender shall furnish to the Administrative Agent copies of any Letter of Credit issued by such Issuing Lender and such related documentation as may be reasonably requested by the Administrative Agent.

(j)  Notwithstanding the termination of the Commitments and the payment of the Loans, the obligations of the Borrower, any Subsidiary Borrower and the Lenders under this Section 2.25 shall remain in full force and effect until the Administrative Agent, each Issuing Lender and the Lenders shall have been irrevocably released from their obligations with regard to any and all Letters of Credit.

3.	REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement, the issuance of the Notes and the making of the Loans and issuance of the Letters of Credit and Competitive Letters of Credit:

SECTION 3.1. Corporate Existence and Power.

The Borrower and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow hereunder.

SECTION 3.2. Corporate Authority, No Violation and Compliance with Law.

The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law (including any laws related to franchising) applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries, (d) will not violate or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, bond, note, instrument or any other material agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties or assets are bound and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document.

SECTION 3.3. Governmental and Other Approval and Consents.

No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by the Borrower of this Agreement or the other Fundamental Documents, except such as have been obtained or made and are in full force and effect.

SECTION 3.4. Financial Statements of Borrower.

The (a) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2003, and (b) unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of March 31, 2004, June 30, 2004,

and September 30, 2004, together with the related unaudited statements of income, shareholders’ equity and cash flows for such periods, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP subject to normal year-end adjustments in the case of the March 31, 2004, June 30, 2004 and September 30, 2004 financial statements.

SECTION 3.5. No Material Adverse Change.

There has been no material adverse change in the business, assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole from that disclosed in the audited consolidated financial statements (including the footnotes thereto) of the Borrower referred to in Section 3.4 for its 2003 fiscal year.

SECTION 3.6. Copyrights, Patents and Other Rights.

Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not result in a Material Adverse Effect.

SECTION 3.7. Title to Properties.

Each of the Borrower or its Subsidiaries will have at the Closing Date good title or valid leasehold interests to each of the properties and assets reflected on the balance sheets referred to in Section 3.4 (other than properties or assets owned by a Person that is consolidated with the Borrower or any of its Subsidiaries under GAAP but is not a Subsidiary of the Borrower), except for defects in title or interests that would not result in a Material Adverse Effect, and all such properties and assets will be free and clear of Liens, except Permitted Encumbrances.

SECTION 3.8. Litigation.

(a)  Except for the Disclosed Matters, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to Environmental Law and Environmental Liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which would have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a Material Adverse Effect.

SECTION 3.9. Federal Reserve Regulations.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U or X of the Board.

SECTION 3.10. Investment Company Act.

The Borrower is not, and will not during the term of this Agreement be, (x) an “investment company” subject to regulation under the Investment Company Act of 1940, as amended or (y) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act.

SECTION 3.11. Enforceability.

This Agreement and the other Fundamental Documents when executed by all parties hereto will constitute legal, valid and binding obligations (as applicable) of the Borrower (enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

SECTION 3.12. Taxes.

The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local Tax returns which are required to be filed, and has paid or has caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Compliance with ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it. Neither the Borrower nor any of its Subsidiaries has, with respect to any Plan established or maintained by it, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of a material liability under Section 4069 of ERISA. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $300,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $300,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.14. Disclosure.

As of the Closing Date, neither this Agreement nor the Confidential Information Memorandum dated November 2004, at the time it was furnished, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading. At the Closing Date, there is no fact known to the Borrower which has not been disclosed to the Lenders and which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Subsidiaries will achieve the financial results reflected in such projections.

SECTION 3.15. Environmental Liabilities.

Except for the Disclosed Matters and except with respect to any matters, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4.	CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to Closing.

The effectiveness of this Agreement is subject to the following conditions precedent:

(a)  Loan Documents. The Administrative Agent shall have received this Agreement and each of the other Fundamental Documents, each executed and delivered by a duly authorized officer of the Borrower.

(b)  Corporate Documents for the Borrower. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of the Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Executive Committee of the Board of Directors of the Borrower authorizing the borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another officer of the Borrower as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b)).

(c)  Financial Statements. The Lenders shall have received the (a) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and (b) unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of March 31, 2004, June 30, 2004 and September 30, 2004.

(d)  Opinions of Counsel. The Administrative Agent shall have received the favorable written opinions, dated the date of the initial Extension of Credit and addressed to the Administrative Agent and the Lenders, of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, substantially in the form of Exhibit B-1 hereto, and (ii) Eric J. Bock, Executive Vice President and Corporate Secretary for the Borrower, substantially in the form of Exhibit B-2 hereto.

(e)  No Material Adverse Change. Since December 31, 2003 no events and conditions have occurred that have had, or could reasonably be expected to have, a Material Adverse Effect.

(f)  Payment of Fees. The Administrative Agent shall be satisfied that all amounts payable to the Administrative Agent and the other Lenders pursuant hereto or with regard to the transactions contemplated hereby have been or are simultaneously being paid.

(g)  Litigation; Approval. No litigation shall be pending or threatened which would be likely to have a Material Adverse Effect, or which could reasonably be expected to materially adversely affect the ability of the Borrower to fulfill its obligations hereunder or to otherwise materially impair the interests of the Lenders.

(h).  Existing Credit Agreement. (a) All obligations of the Borrower under the $2,900,000,000 Three Year Competitive Advance and Revolving Credit Agreement, dated as of December 10, 2002, as amended, among the Borrower, the lenders named therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as administrative agent (the “Existing Credit Agreement”) shall have been paid in full, the commitments of the lenders pursuant to the Existing Credit Agreement shall have been terminated and all obligations relating to Existing Letters of Credit set forth on Schedule 2.25 shall have been terminated or the Existing Letters of Credit shall be continued as Letters of Credit hereunder.

(i)  Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower’s chief executive officer or chief financial officer certifying, as of the Closing Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.

(j)  Other Documents. The Administrative Agent shall have received such other documents and certificates as the Administrative Agent may reasonably require.

SECTION 4.2. Conditions Precedent to Each Extension of Credit.

The obligation of the Lenders to make each Loan and of any Issuing Lender to issue a Letter of Credit or Competitive Letter of Credit, including the initial Extension of Credit hereunder, is subject to the following conditions precedent:

(a)  Notice. The Administrative Agent shall have received a notice with respect to such Borrowing, Letter of Credit or Competitive Letter of Credit as required by this Agreement.

(b)  Representations and Warranties. The representations and warranties set forth in Section 3 hereof (other than those set forth in Sections 3.5 and 3.8 which shall be deemed made only on the Closing Date) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing or issuance of a Letter of Credit or Competitive Letter of Credit hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

(c)  No Event of Default. No Event of Default or Default shall have occurred and be continuing; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

(d)  Extensions of Credit to a Subsidiary Borrower. The representations and warranties contained in Section 3.1, 3.2 and 3.3 as to any Subsidiary Borrower to which an Extension of Credit is to be made shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit or Competitive Letter of Credit hereunder; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

Each Borrowing and each issuance of a Letter of Credit or Competitive Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

5.	AFFIRMATIVE COVENANTS

From the date of the initial Loan and for so long as the Commitments shall be in effect or any amount shall remain outstanding under any Note or unpaid under this Agreement or there shall be any outstanding L/C Exposure, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

SECTION 5.1. Financial Statements, Reports, etc..

The Borrower will furnish to the Administrative Agent and to each Lender:

(a)  As soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, shareholders’ equity and cash flows for such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing as shall be retained by the Borrower and satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (A) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, as at the dates indicated and the results of the operations and cash flows for the periods indicated and (B) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;

(b)  As soon as is practicable, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of income (or changes in financial position) for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by the chief financial officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Borrower, all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure;

(c)  Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the Responsible Officer, substantially in the form of Exhibit D hereto (i) stating whether or not the signer has knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has knowledge, the nature thereof and any action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.5 and 6.6 hereof;

(d)  With reasonable promptness, copies of such financial statements and reports that the Borrower may make to, or file with, the SEC and such other information, certificates and data (including, without limitation, copies of Letters of Credit) with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any of the Lenders;

(e)  Promptly upon any Responsible Officer obtaining actual knowledge of the occurrence of any Default or Event of Default, a certificate of the Responsible Officer specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)  Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining actual knowledge of (i) the institution of any action, suit, proceeding,

investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give notice thereof to the Lenders and provide such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters; and

(g)  Together with each set of financial statements required by paragraph (a) above, a certificate of the independent certified public accountants rendering the report and opinion thereon (which certificate may be limited to the extent required by accounting rules or otherwise) (i) stating whether, in connection with their audit, any Default or Event of Default has come to their attention, and if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof, and (ii) stating that based on their audit nothing has come to their attention which causes them to believe that the matters specified in paragraph (c)(ii) above for the applicable fiscal year are not stated in accordance with the terms of this Agreement.

(h)    Information required to be delivered pursuant to paragraphs (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.1 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

SECTION 5.2. Corporate Existence; Compliance with Statutes.

Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by, any Governmental Authority, including without limitation, the Federal Trade Commission’s “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” as amended from time to time (16 C.F.R. §§ 436.1 et seq.) and all state laws and regulations of similar import; provided, however, that mergers, dissolutions and liquidations permitted under Section 6.2 shall be permitted.

SECTION 5.3. Insurance.

Maintain with financially sound and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided, however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practices.

SECTION 5.4. Taxes and Charges.

Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local Taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any material Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

SECTION 5.5. ERISA Compliance and Reports.

Furnish to the Administrative Agent (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the Borrower knows that any ERISA Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any of its Subsidiaries of such ERISA Event with the PBGC, (b) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (c) unless such event, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

SECTION 5.6. Maintenance of and Access to Books and Records; Examinations.

Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records (in each case subject to the Borrower or its Subsidiaries’ obligations under applicable confidentiality provisions) and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and, so long as a representative of the Borrower is present, independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. Notwithstanding Section 10.4, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with such visit or inspection.

SECTION 5.7. Maintenance of Properties.

Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice.

SECTION 5.8. Changes in Character of Business.

Cause the Borrower and its Subsidiaries taken as a whole to be primarily engaged in the franchising and services businesses.

6.	NEGATIVE COVENANTS

From the date of the initial Loan and for so long as the Commitments shall be in effect or any amount shall remain outstanding under any Note or unpaid under this Agreement or there shall be any outstanding L/C Exposure, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.1. Limitation on Indebtedness.

Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary except:

(a)  Indebtedness in existence on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not materially more adverse to the Lenders;

(b)  purchase money Indebtedness (including Capital Leases) provided that such Indebtedness is secured by Liens permitted by Section 6.3(c);

(c)  Guaranty Obligations;

(d)  Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;

(e)  Indebtedness of any Material Subsidiary issued and outstanding prior to the date on which such Person became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (f) and (g) below, shall not exceed the greater of 10% of Consolidated Net Worth and $400,000,000;

(f)  any renewal, extension or modification of Indebtedness under paragraph (e) above so long (i) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not materially more adverse to the Lenders and (ii) the principal amount of such Indebtedness is not increased;

(g)  other Indebtedness of any Material Subsidiary in an aggregate principal amounts which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) above, does not exceed the greater of 10% of Consolidated Net Worth and $400,000,000;

(h)  AESOP Indebtedness;

(i)  Indebtedness incurred pursuant to an Asset Financing Transaction;

(j)  to the extent, if any, not included in clause (i), Securitization Indebtedness;

(k)  without limiting any of the foregoing, Indebtedness incurred in connection with any acquisition by the Borrower or any of its Subsidiaries of vehicles directly from a manufacturer pursuant to such manufacturer’s repurchase program; provided that (x) such Indebtedness is not greater than the net book value of such vehicles and (ii) such vehicles could not be financed under the AESOP Financing Program;

(l)  in addition to Timeshare Indebtedness permitted pursuant to any of the foregoing, Timeshare Indebtedness in an aggregate principal amount not to exceed $800,000,000;

(m)  Indebtedness incurred pursuant to Terminal Rental Adjustment Clause (TRAC) lease financings of trucks to be used in the truck rental operations of the Borrower or any Subsidiary;

(n)  Indebtedness secured by trucks to be used in the truck rental operations of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $200,000,000;

(o)  Indebtedness secured by vehicles owned by the Borrower or any Subsidiary of the Borrower which are located in Australia, New Zealand, Canada and Puerto Rico;

(p)  in addition to Indebtedness secured by relocation receivables permitted pursuant to any of the foregoing, Indebtedness that is secured by relocation receivables of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount not to exceed $150,000,000;

(q)  deposits raised in the ordinary course of the banking business of any Material Subsidiary that is subject to state and/or federal banking regulations that constitute Indebtedness and any discount or borrowing by such Material Subsidiary in the ordinary course of the banking business of such Material Subsidiary;

(r)  derivatives transactions entered into in the ordinary course of business pursuant to hedging programs; and

(s)  in addition to the Indebtedness permitted by paragraphs (a) - (r) above, Indebtedness of PHH and its Subsidiaries so long as, after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, the ratio of Indebtedness (other than Securitization Indebtedness and Other Excluded Indebtedness) of PHH and its Subsidiaries to consolidated shareholders’ equity of PHH is less than 8 to 1.

SECTION 6.2. Consolidation, Merger, Sale of Assets.

(a)  Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity or the successor to the Borrower has unconditionally assumed in writing all of the payment and performance obligations of the Borrower under this Agreement and the other Fundamental Documents, (ii) in which the surviving entity becomes a Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation, or (iii) involving a Subsidiary in connection with a transaction permitted by Section 6.2(b); provided, however, that immediately prior to and on a Pro Forma Basis after giving effect to any such transaction described in any of the preceding clauses (i), (ii) and (iii) no Default or Event of Default has occurred and is continuing.

(b)  The Borrower and its Subsidiaries (either individually or collectively and whether in one transaction or series of related transactions) will not sell or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

SECTION 6.3. Limitations on Liens.

Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries, except:

(a)  Liens for taxes, assessments, governmental charges and other similar obligations not yet due or which are being contested in good faith by appropriate proceedings;

(b)  Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c)  purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;

(d)  Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(e)  to the extent not covered by clause (b) above, Liens securing judgments which do not constitute an Event of Default;

(f)  Liens created under any Fundamental Document;

(g).  Liens existing on the Closing Date and any extensions or renewals thereof;

(h)  Liens securing (or covering property constituting the source of payment for) any Indebtedness permitted pursuant to clauses (d) and (h) through (q) of Section 6.1;

(i)  to the extent not covered by clause (h) above, Liens on equity interests or other securities issued by a Securitization Entity, securing (or covering property constituting the source of payment for) Securitization Indebtedness or Indebtedness incurred pursuant to an Asset Financing Transaction; and

(j)  other Liens securing obligations having an aggregate principal amount not to exceed the greater of 15% of Consolidated Net Worth and $400,000,000.

SECTION 6.4. Sale and Leaseback.

Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Subsidiaries acquires or leases back the right to use such property except that the Borrower and its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $500,000,000 in the aggregate on a cumulative basis, and except (a) any arrangements existing on the Closing Date and any renewals, extensions or modifications thereof, or replacements or substitutions therefor, so long as such renewals, extensions or modifications are effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders in any material respect and (b) in connection with any Asset Financing Transaction.

SECTION 6.5. Debt to Capitalization Ratio.

Permit the Debt to Capitalization Ratio on the last day of any fiscal quarter to be greater than 0.5 to 1.

SECTION 6.6. Interest Coverage Ratio.

Permit the Interest Coverage Ratio for any Rolling Period to be less than 3.0 to 1.0.

SECTION 6.7. Accounting Practices.

Establish a fiscal year ending on any date other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP or the SEC.

7.	EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a)  any representation or warranty made by the Borrower or any Subsidiary Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or with the execution and delivery of the Notes or the Borrowings hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;

(b)  default shall be made in the payment of any principal of or interest on any Loan, any reimbursement obligation with respect to Letters of Credit, Competitive Letters of Credit, the Notes or of any fees or other amounts payable by the Borrower or any Subsidiary Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest, such default shall continue unremedied for five days, and in the case of payments other than of any principal amount of or interest on any Loan, any reimbursement obligation with respect to Letters of Credit, Competitive Letters of Credit or the Notes, such default shall continue unremedied for five days after written notice of non-payment has been received by the Borrower or such Subsidiary Borrower from the Administrative Agent;

(c)  default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(e) (with respect to notice of Default or Events of Default), 5.8 or Section 6 of this Agreement;

(d)  default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty days after the Borrower obtains knowledge of such occurrence;

(e)  (i) default in payment shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $100,000,000 in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $100,000,000 in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $100,000,000 in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Subsidiaries; and provided, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries; and provided, further, that in the case of any derivative transaction described in Section 6.1(q), each reference in this clause (e) to the amount of $100,000,000 shall mean the amount payable by the Borrower or any of its Subsidiaries in connection with a default or “other circumstance” described in clause (i), (ii) or (iii) and not to the notional amount of such derivative transaction;

(f)  the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;

(g)  any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty days;

(h)  the occurrence of a Change in Control;

(i)  final judgment(s) for the payment of money in excess of $100,000,000 (to the extent not paid or covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries which within thirty days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty days from the entry of a final order of affirmance on appeal; or

(j)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which the Borrower has a liability which has not yet been satisfied) that have occurred, would result in a Material Adverse Effect;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or shall, if directed by the Required Lenders, take either or both of the following actions, at the same or different times: terminate forthwith the Commitments and/or declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraphs (f) or (g) above shall have occurred, the principal of and interest on the Loans and the Notes and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the Notes to the contrary notwithstanding and the Commitments of the Lenders shall thereupon forthwith terminate.

8.	THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER

SECTION 8.1. Administration by Administrative Agent.

The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriates together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, any Subsidiary Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein. Any Lender which is not the Administrative Agent (regardless of whether such Lender bears the title of any other Agent or any similar title, as indicated on the signature pages hereto) for the credit facility hereunder shall not have any duties or responsibilities except as a Lender hereunder.

SECTION 8.2. Advances and Payments.

(a)  On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower or the relevant Subsidiary Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate applicable to ABR Loans) to the Administrative Agent.

(b)  Any amounts received by the Administrative Agent in connection with this Agreement or the Notes the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein, first, to pay accrued but unpaid Facility Fees, second, to pay accrued but unpaid Utilization Fees, third, to pay accrued but unpaid interest on the Loans, fourth, the principal balance outstanding on the Loans and fifth, to pay other amounts payable to the Administrative Agent and/or the Lenders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the Lenders, promptly after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.3. Sharing of Setoffs and Cash Collateral.

Each of the Lenders agrees that if it shall, through the operation of Sections 2.20, 2.25(g) or 2.25(h) hereof or the exercise of a right of bank’s lien, setoff or counterclaim against the Borrower or any Subsidiary Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Revolving Credit Loans or Revolving L/C Exposure as a result of which the unpaid portion of its Revolving Credit Loans or Revolving L/C Exposure is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Revolving Credit Loans or Revolving L/C Exposure of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Revolving Credit Loans and Revolving L/C Exposure and its participation in Revolving Credit Loans and Revolving L/C Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans and Revolving L/C Exposure then outstanding as the principal amount of its Revolving Credit Loans and Revolving L/C Exposure prior to the obtaining of such payment was to the principal amount of all Revolving Credit Loans and Revolving L/C Exposure outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.

SECTION 8.4. Notice to the Lenders.

Upon receipt by the Administrative Agent from the Borrower or any Subsidiary Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders (including any Issuing Lender) in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 8.5. Liability of Administrative Agent and each Issuing Lender.

(a)  The Administrative Agent or any Issuing Lender, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent, the Issuing Lenders nor their respective directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent, the Issuing Lenders and their respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent, the Issuing Lenders nor any of their respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order, or for the designation or failure to designate this transaction as a “Highly Leveraged Transaction” for regulatory purposes, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any Subsidiary Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.

(b)  Neither the Administrative Agent, the Issuing Lenders, nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrower or any Subsidiary Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower or any Subsidiary Borrower of any of their respective obligations under this Agreement or the Notes or any related agreement or document or in connection herewith or therewith.

(c)  The Administrative Agent, and the Issuing Lenders, in such capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 8.6. Reimbursement and Indemnification.

Each of the Lenders severally and not jointly agrees (to the extent not reimbursed or otherwise paid by the Borrower or any Subsidiary Borrower (pursuant to Section 10.5 hereof)) (i) to reimburse the Administrative Agent, in the amount of its proportionate share of the Total Commitment in effect on the date on which such reimbursement is sought (or, if reimbursement is sought after the date upon which the Total Commitment shall have been terminated in its entirety, in the amount of its proportionate share of the Total Commitment immediately prior to such date), for any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof; (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in the amount of its proportionate share of the Total Commitment in effect on the date on which such indemnification is sought (or, if indemnification is sought after the date upon which the Total Commitment shall have been terminated in its entirety, in the amount of its proportionate share of the Total Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental

Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (including any Subsidiary Borrower) (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification); and (iii) to indemnify and hold harmless the Issuing Lenders (other than in respect of Competitive Letters of Credit) and any of their respective directors, officers, employees, or agents or demand in the amount of its proportionate share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatever which may be imposed or incurred by or asserted against it relating to or arising out of the issuance of any Letters of Credit not reimbursed by the Borrower or one of its Subsidiaries (including any Subsidiary Borrower) (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification).

SECTION 8.7. Rights of Administrative Agent.

It is understood and agreed that JPMorgan Chase Bank shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Subsidiary (including any Subsidiary Borrower) or other Affiliate thereof as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided that no such delegation shall limit or reduce in any way the Administrative Agent’s duties and obligations to the Borrower or any Subsidiary Borrower under this Agreement. The Administrative Agent and any such sub-agent, and any Affiliate of the Administrative Agent or any such sub-agent, may perform any and all its duties and exercise its rights and powers through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of Section 8.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.8. Independent Investigation by Lenders.

Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans and issue and participate in the Letters of Credit hereunder, and will continue to make such decisions, based on its own analysis of the transactions contemplated hereby, based on such documents and other information as it has deemed appropriate and on the creditworthiness of the Borrower and agrees that neither the Administrative Agent nor any Issuing Lender shall bear responsibility therefor.

SECTION 8.9. Notice of Transfer.

The Administrative Agent and the Issuing Lenders may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans and Letter of Credit reimbursement rights for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.

SECTION 8.10. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower (with the consent of the Required Lenders, which shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Borrower and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which with the consent of the Borrower, which will not be unreasonably withheld, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.11. Resignation of an Issuing Lender.

Any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, such Issuing Lender shall be discharged from any duties and obligations under this Agreement in its capacity as an Issuing Lender with regard to Letters of Credit not yet issued. After any retiring Issuing Lender’s resignation hereunder as an Issuing Lender, the provisions of this Agreement shall continue to inure to its benefit as to any outstanding Letters of Credit or otherwise with regard to outstanding L/C Exposure and any actions taken or omitted to be taken by it while it was an Issuing Lender under this Agreement.

SECTION 8.12. Agents Generally.

Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such; and shall incur no liability, under this Agreement and the other Fundamental Documents.

9.	GUARANTY OF SUBSIDIARY BORROWER OBLIGATIONS

SECTION 9.1. Guaranty.

(a)  The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by any

Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.

(b)  The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, any Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Guaranty; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Guaranty shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(c)  No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(d)  The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guaranty for such purpose.

SECTION 9.2. No Subrogation.  Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or Guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by any Subsidiary Borrower on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the

Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 9.3. Amendments, etc. with respect to the Obligations; Waiver of Rights.  The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Guaranty under this Section 9 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 9.4. Guaranty Absolute and Unconditional.  The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guaranty or acceptance of the Guaranty under this Section 9; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty under this Section 9; and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty under this Section 9. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Guaranty under this Section 9 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the guaranty under this Section 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guaranty for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Subsidiary Borrower or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Borrower. The Guaranty under this Section 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Guaranty under this Section 9 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

SECTION 9.5. Reinstatement.  The Guaranty under this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.	MISCELLANEOUS

SECTION 10.1. Notices.

(a)  Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed as follows:

(i)  if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 111 Fannin, 10th floor, Houston, Texas 77002, Attention of Vaughan Nguyen (Telephone No. 713-750-3550; Facsimile No. 713-750-2932), with a copy to Randolph Cates (Facsimile No. 212-270-3279);

(ii)  if to the Borrower, to it at 9 West 57th Street, New York, NY 10019 Attention of Corporate Secretary (Facsimile No. 212-413-1922) and Treasurer (Facsimile No. 973-496-0690), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention of James M. Douglas (Facsimile No. 917-777-2868);

(iii)  if to a Subsidiary Borrower, to it c/o the Borrower at 9 West 57th Street, New York, NY 10019 Attention of Corporate Secretary (Facsimile No. 212-413-1922) and Treasurer (Facsimile No. 973-496-0690), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention of James M. Douglas (Facsimile No. 917-777-2868);

(iv)  if to a Lender, to it at its address notified to the Administrative Agent (or set forth in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder); and

(v)  if to JPMorgan Chase Bank, N.A., in its capacity as Issuing Lender, to it at JPMorgan Chase Bank, N.A. 111 Fannin, 10th floor, Houston, Texas 77002, Attention of Vaughan Nguyen (Telephone No. 713-750-3550; Facsimile No. 713-750-2932), or if to any other Issuing Lender, at the address for notices as such Issuing Lender provides in accordance with this Section 9.1;

or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.

(b)  Any party hereto may change its address or telecopy number and other communications hereunder for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c)  Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower and any Subsidiary Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.2. Survival of Agreement, Representations and Warranties, etc.

All warranties, representations and covenants made by the Borrower or any Subsidiary Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans herein contemplated and the issuance and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitment has not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower or such Subsidiary Borrower hereunder.

SECTION 10.3. Successors and Assigns; Syndications; Loan Sales; Participations.

(a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided, however, that neither Borrower nor any Subsidiary Borrower may assign its rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower or any Subsidiary Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.

(b)  Each of the Lenders may (but only with the prior written consent of the Administrative Agent, the Issuing Lenders and the Borrower, which consents shall not be unreasonably withheld or delayed, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) assign to one or more banks or other entities either (i) all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Revolving Credit Loans at the time owing to it and the Revolving Credit Notes held by it and its Revolving L/C Exposure) (a “Ratable Assignment”) or (ii) all or a portion of its rights and obligations under and in respect of (A) its Commitment under this Agreement and the same portion of the Revolving Credit Loans at the time owing to it and its Revolving L/C Exposure or (B) the Competitive Loans at the time owing to it (including, without limitation, in the case of any such type of Loan, the same portion of the associated Note) or the Competitive Letters of Credit at the time issued by it (including, without limitation, in the case of Competitive Letters of Credit, any unpaid reimbursement obligations) (a “Non-Ratable Assignment”); provided, however, that (1) each Non-Ratable Assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations in respect of the Loans, L/C Exposure and the Commitment (if applicable) which are the subject of such assignment, (2) each Ratable Assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (3) the amount of the Commitment, Competitive Loans or Competitive Letters of Credit, as the case may be, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum principal amount of $1,000,000 (or, if less, the remaining portion of the assigning Lender’s rights and obligations under this Agreement) unless otherwise agreed by the Borrower and the

Administrative Agent and (4) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days (or such shorter period approved by the Administrative Agent) after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(c)  Notwithstanding the other provisions of this Section 10.3, each Lender may at any time make a Ratable Assignment or a Non-Ratable Assignment of its interests, rights and obligations under this Agreement to (i) any Affiliate of such Lender or (ii) any other Lender hereunder without the consent of the Borrower provided that it meets the registration requirements in Section 10.3(b)(4).

(d)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower or any Subsidiary Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)  The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, any Subsidiary Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. Any assignment shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, any Notes subject to such assignment and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower. If a portion of the Commitment has been assigned by an assigning Lender, then such Lender shall deliver its Revolving Credit Note, if any, at the same time it delivers the applicable Assignment and Acceptance to the Administrative Agent. If only Competitive Loans have been assigned by the assigning Lender, such assigning Lender shall deliver its Competitive Note, if any, at the same time it delivers the applicable Assignment and Acceptance to the Administrative Agent. Within five Business Days after receipt of the notice, the Borrower, at its own expense, shall execute and deliver to the applicable Lenders at their request, either (A) a new Revolving Credit Note payable to such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a Competitive Note payable to such assignee in an amount equal to the outstanding principal amount of the Competitive Loans assumed by it pursuant to such Assignment and Acceptance hereunder, and a new Revolving Credit Note payable to the assigning Lender in an amount equal to the Commitment retained by it hereunder, or (B) if Competitive Loans only have been assigned, then a new Competitive Note payable to such assignee in an amount equal to the outstanding principal amount of the Competitive Loans(s) purchased by it pursuant to such Assignment and Acceptance and, a new Competitive Note payable to the assigning Lender in an amount equal to the outstanding principal amount of the Competitive Loans retained by it hereunder. Any new Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the Commitments of the respective Lenders. All new Notes shall be dated as of the Closing Date and shall otherwise be in substantially the forms of Exhibits A-1 and A-2 hereto, as the case may be. No assignment shall be effective for purpose of the Agreement unless it has been recorded in the Register as provided in this paragraph.

(g)  Each of the Lenders may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note or Notes held by it); provided, however, that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.15, 2.16, 2.18, 2.22 and 2.25 hereof (and subject to the limitations thereof) but a Participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive; provided that a Participant shall not be entitled to the benefits of Section 2.22 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.22(e) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(h)  The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or Participant or proposed assignee or Participant, any information, including confidential information, relating to the Borrower furnished to the Administrative Agent by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant agrees in writing to be bound by the confidentiality provisions of Section 10.15.

(i)  Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Notes or other evidence of Indebtedness held by that Lender shall at all times be within its exclusive control.

(j)  The Borrower consents that any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, any Loan or any Note evidencing such Loan (or any part thereof), including any such pledge or grant to any Federal Reserve Bank, and, with respect to any Lender which is a fund, to the fund’s trustee in support of its obligations to such trustee, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(k)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower or any Subsidiary Borrower all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make to the Borrower or such Subsidiary Borrower pursuant to Section 2.1 or 2.7, provided that (i) nothing herein shall constitute a commitment to make any Revolving Credit Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Loan or fund any other obligation required to be funded by it hereunder, the Granting Lender shall be obligated to make such Revolving Credit Loan or fund such obligation pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPC hereunder shall satisfy the obligation of the Granting Lenders to make Revolving Credit Loans to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.3 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loan to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Revolving Credit Loans made by SPC or to support the securities (if any) issued by such SPC to fund such Revolving Credit Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.4. Expenses.

Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication, preparation, execution, delivery and administration of this Agreement, the Notes, the making of the Loans and issuance and administration of the Letters of Credit, the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, as well as all reasonable and documented out-of-pocket expenses incurred by the Lenders in connection with any restructuring or workout of this Agreement, the Notes, the Letters of Credit or the Competitive Letters of Credit or in connection with the enforcement or protection of the rights of the Lenders in connection with this Agreement or the Notes or the Letters of Credit or any other Fundamental Document, and with respect to any action which may be instituted by any Person against any Lender or any Issuing Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the reasonable and documented fees and disbursements of any counsel for the Lenders or any Issuing Lender, provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or any proceeding effected without the Borrower’s written consent. Such payments shall be made on the Closing Date and thereafter on demand. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans and/or expiration of the Letters of Credit and Competitive Letters of Credit.

SECTION 10.5. Indemnity.

Further, by the execution hereof, the Borrower and each Subsidiary Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders and the Issuing Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable and documented fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any of its Related Parties, provided, however, neither the Borrower nor any Subsidiary Borrower shall be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Indemnified Parties, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower or any Subsidiary Borrower be liable for any settlement of any proceeding effected without the Borrower’s or such Subsidiary Borrower’s written consent, and provided further, however, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations of the Borrower and any Subsidiary Borrower specified in Section 10.4. The obligations of the Borrower and any Subsidiary Borrower under this Section 10.5 shall survive the termination of this Agreement and/or payment of the Loans and/or the expiration of the Letters of Credit and Competitive Letters of Credit.

SECTION 10.6. CHOICE OF LAW.

THIS AGREEMENT AND THE NOTES HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

SECTION 10.7. No Waiver.

No failure on the part of the Administrative Agent, any Lender or any Issuing Lender to exercise, and no delay in exercising, any right, power or remedy hereunder or under the Notes or with regards to the Letters of Credit or Competitive Letters of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.8. Extension of Maturity.

Except as otherwise specifically provided in Section 1 or 8 hereof, should any payment of principal of or interest on the Notes or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.9. Amendments, etc.

(a)    Except as set forth in Section 10.9(b), no modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of each Lender affected thereby (w) increase or extend the expiration date of the Commitment of a Lender or postpone or waive any scheduled reduction in the Commitments, (x) provide for funding of Revolving Credit Loans at any location outside of the United States, (y) alter the stated maturity or principal amount of any installment of any Loan (or any reimbursement obligation with respect to a Letter of Credit or Competitive Letter of Credit) or decrease the rate of interest payable thereon or extend the scheduled date of any payment thereof, or the rate at which the Facility Fees, Utilization Fees or letter of credit fees accrue or (z) waive a default under Section 7(b) hereof with respect to a scheduled principal installment of any Loan; and provided, further that no such modification or amendment shall without the written consent of all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (ii) amend this Section 10.9 or the definition of Required Lenders or (iii) release the Borrower from its obligations under the Guaranty; and provided, further that no such modification or amendment shall decrease the Commitment of any Lender without the written consent of such Lender. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.

(b)  This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i)  This Agreement will be amended to designate any Subsidiary of the Borrower as a Subsidiary Borrower upon (w) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (x) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit G (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (y) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Guaranty contained in Section 9 covers the Obligations of such Subsidiary and (z) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii)  This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all reimbursement obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Guaranty.

SECTION 10.10. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.11. SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)  THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT, A LENDER OR AN ISSUING LENDER. THE BORROWER AND EACH SUBSIDIARY BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1 HEREOF. THE

BORROWER AND EACH SUBSIDIARY BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH ISSUING LENDER. FINAL JUDGMENT AGAINST THE BORROWER OR SUCH SUBSIDIARY BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, A LENDER OR AN ISSUING LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR SUCH SUBSIDIARY BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, SUCH SUBSIDIARY BORROWER OR SUCH ASSETS MAY BE FOUND.

(b)  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 10.12. Headings.

Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.13. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 10.14. Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into among the Borrower, the Administrative Agent, the Syndication Agent or any Lender (other than the provisions of the letter agreement dated September 28, 2004, among the Borrower, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) J.P. Morgan Securities Inc., Bank of America, N.A. and Banc of America Securities LLC, relating to fees and expenses and syndication issues) prior to the execution of this Agreement which relate to Loans to be made or the Letters of Credit to be issued hereunder shall be replaced by the terms of this Agreement.

SECTION 10.15. Confidentiality.

Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees that it will not use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby. Neither the Administrative Agent, the Issuing Lender or any Lender shall disclose to any Person the Confidential Information, except

(a)  to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other professional advisors who need to know the Confidential Information for purposes related to this Agreement or any other Fundamental Document or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement or the other Fundamental Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in accordance with the provisions of this Section 10.15),

(b)  to the extent requested by any regulatory authority having jurisdiction over it or its Affiliates,

(c)  to the extent required by Applicable Law, regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by Applicable Law and the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall, to the extent permitted by Applicable Law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by Applicable Law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature,

(d)  to any other Lender party to this Agreement,

(e)  in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(g)  subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g)  with the prior written consent of the Borrower or

(h)  to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower, its Affiliates or Representatives, which source, to the reasonable knowledge of the Administrative Agent, the Issuing Lender or any Lender, as may be appropriate, is not prohibited from disclosing such Confidential Information to the Administrative Agent, Issuing Bank or such Lender by a contractual, legal or fiduciary obligation, to the Borrower, the Administrative Agent or any Lender.

(i)  Neither the Administrative Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower. The obligations of the Administrative Agent and each Lender under this Section 10.15 shall survive the termination or expiration of this Agreement.

SECTION 10.16. USA PATRIOT Act.  Each Lender hereby notifies the Borrower and each Subsidiary Borrower party hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower or such Subsidiary Borrower and other information that will allow such Lender to identify the Borrower or such Subsidiary Borrower in accordance with the Act. The Borrower and each Subsidiary Borrower party hereto shall promptly provide such information upon request by any Lender. In connection therewith, each Lender hereby agrees that the confidentiality provisions set forth in Section 10.15 shall apply to any non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Section 10.16.

SECTION 10.17. Replacement of Lenders.

If any Lender refuses to consent to an amendment, modification or waiver of this Agreement that is approved by the Required Lenders pursuant to Section 10.9 (a “Non-Consenting Lender”), if any Lender is a Defaulting Lender, or under any other circumstances set forth herein expressly providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.3 to one or more banks or other entities procured by the Borrower upon receipt of all amounts due and owing to it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

CENDANT CORPORATION, as Borrower
By:/s/ Ronald L. Nelson
Name: Ronald L. Nelson Title: President and Chief Financial Officer
JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender
By:/s/ Randolph Cates
Name: Randolph Cates Title: Vice President
BANK OF AMERICA, N.A., as Syndication Agent and Lender
By: /s/ John W. Pocalyko
Name: John W. Pocalyko Title: Managing Director

BANK OF MONTREAL
By: /s/ Pamela E. Schwartz
Name: Pamela E. Schwartz Title: Vice President
BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH
By: /s/ R. Toyoshima
Name: R. Toyoshima Title: Authorized Signatory
BARCLAYS BANK PLC
By: /s/ Nicholas Bell
Name: Nicholas Bell Title: Director
BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH
By: /s/ Ken Hamilton
Name: Ken Hamilton Title: Director
By: /s/ Richard Cordover
Name: Richard Cordover Title: Director

CALYON NEW YORK BRANCH
By: /s/ James Gibson
Name: James Gibson Title: Managing Director
By: /s/ Rod Hurst
Name: Rod Hurst Title: Director

CHANG HWA COMMERCIAL BANK, LTD.
By: /s/ Ming-Hsien Lin
Name: Ming-Hsien Lin Title: SVP & General Manager

CIBC INC.
By: /s/ Dominic J. Sorresso
Name: Dominic J. Sorresso Title: Executive Director CIBC World Markets Corp., as Agent

CITICORP NORTH AMERICA, INC.
By: /s/ Hugo Arias
Name: Hugo Arias Title: Vice President

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By: /s/ Bill O’Daly
Name: Bill O’Daly Title: Director
By: /s/ Cassandra Droogan
Name: Cassandra Droogan Title: Associate
DEUTSCHE BANK AG NEW YORK BRANCH
By: /s/ Frederick Laird
Name: Frederick Laird Title: Managing Director
By: /s/ Belinda Wheeler
Name: Belinda Wheeler Title: Vice President
FIRST COMMERCIAL BANK NEW YORK AGENCY
By: /s/ Bruce M.J. Ju
Name: Bruce M.J. Ju Title: VP & General Manager
MELLON BANK, N.A.
By: /s/ J. Wade Bell
Name: J. Wade Bell Title: Vice President

MERRILL LYNCH BANK USA
By: /s/ Louis Alder
Name: Louis Alder Title: Director
MIZUHO CORPORATE BANK, LTD.
By: /s/ Robert Gallagher
Name: Robert Gallagher Title: Senior Vice President & Team Leader
NORTHERN TRUST
By: /s/ John A. Konstantos
Name: John A. Konstantos Title: Vice President
PNC BANK, NATIONAL ASSOCIATION
By: /s/ Michael Richards
Name: Michael Richards Title: Vice President
SUMITOMO MITSUI BANKING CORPORATION
By: /s/ Edward McColly
Name: Edward McColly Title: Vice President & Department Head

SUNTRUST BANK
By: /s/ Heidi M. Khamabatta
Name: Heidi M. Khamabatta Title: Director
TAIPEI BANK, NEW YORK AGENCY
By: /s/ Sophia Jing
Name: Sophia Jing Title: V.P. & General Manager
THE BANK OF NEW YORK
By: /s/ Eliza S. Adams
Name: Eliza S. Adams Title: Managing Director
THE BANK OF NOVA SCOTIA
By: /s/ Todd S. Meller
Name: Todd S. Meller Title: Managing Director
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
By: /s/ Tony Martyn
Name: Tony Martyn Title: Director
By: /s/ Orla Halpenny
Name: Orla Halpenny Title: Manager

THE ROYAL BANK OF SCOTLAND PLC
By: /s/ Bruce Ferguson
Name: Bruce Ferguson Title: Senior Vice President
UBS LOAN FINANCE LLC
By: /s/ Barbara Ezell-McMichael
Name: Barbara Ezell-McMichael Title: Associate Director
By: /s/ _Winslowe Ogbourne
Name: Winslowe Ogbourne Title: Associate Director
UFJ BANK LIMITED
By: /s/ Garry Weiss
Name: Garry Weiss Title: Vice President
WACHOVIA BANK, NATIONAL ASSOCIATION
By: /s/ G. Lee Wagner, Jr.
Name: G. Lee Wagner, Jr. Title: Assistant Vice President
WELLS FARGO BANK, N.A.
By: /s/ Jeff A. Bailard
Name: Jeff A. Bailard Title: Vice President

WESTLB AG, NEW YORK BRANCH
By: /s/ Angelika Seifert
Name: Angelika Seifert Title: Director
By: /s/ Walter T. Duffy III
Name: Walter T. Duffy III Title: Director
WESTPAC BANKING CORPORATION
By: /s/ Randy Faust
Name: Randy Faust Title: Vice President
WILLIAM STREET CREDIT CORPORATION
By: /s/ Elizabeth Beshel
Name: Elizabeth Beshel Title: Authorized Signatory